 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 1997

                                                REGISTRATION NO. 333-39097
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                           CROSS TIMBERS OIL COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     1311                    75-2347769
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                               ----------------

                        810 HOUSTON STREET, SUITE 2000
                            FORT WORTH, TEXAS 76102
                                (817) 870-2800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                BOB R. SIMPSON
                        810 HOUSTON STREET, SUITE 2000
                            FORT WORTH, TEXAS 76102
                                (817) 870-2800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                         AGENT FOR SERVICE OF PROCESS)

                               ----------------

                       COPIES OF ALL COMMUNICATIONS TO:

      F. RICHARD BERNASEK, ESQ.                   JAMES M. PRINCE, ESQ.
     KELLY, HART & HALLMAN, P.C.                 ANDREWS & KURTH, L.L.P.
     201 MAIN STREET, SUITE 2500                4200 TEXAS COMMERCE TOWER
       FORT WORTH, TEXAS 76102                    HOUSTON, TEXAS 77002
           (817) 332-2500                            (713) 220-4300

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

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----------------------------------------------------------------------------------------
                                             PROPOSED        PROPOSED
                                             MAXIMUM          MAXIMUM        AMOUNT OF
  TITLE OF EACH CLASS OF     AMOUNT TO BE OFFERING PRICE     AGGREGATE     REGISTRATION
SECURITIES TO BE REGISTERED   REGISTERED     PER NOTE    OFFERING PRICE(1)      FEE
----------------------------------------------------------------------------------------
8 3/4% Series B Senior
 Subordinated Notes due
 2009 .................      $175,000,000      100%        $175,000,000    $53,030.31(2)
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Previously paid.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

PROSPECTUS
                           OFFER FOR ALL OUTSTANDING
      8 3/4% SERIES A SENIOR SUBORDINATED NOTES DUE 2009 IN EXCHANGE FOR
        8 3/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2009, WHICH HAVE
               BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                                AS AMENDED, OF
                           CROSS TIMBERS OIL COMPANY

  LOGO

 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER
                        10, 1997, UNLESS EXTENDED.

                                ---------------


  Cross Timbers Oil Company, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $175,000,000 of its 8 3/4% Series B Senior Subordinated Notes due 2009 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 8 3/4% Series A Senior Subordinated Notes due 2009 (the "Old Notes" and, together with the New Notes, the "Notes") from the holders (the "Holders") thereof. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except for certain provisions providing for Liquidated Damages (as defined herein) on the Old Notes under certain circumstances relating to the timing of the Exchange Offer.

  On October 28, 1997, the Company issued $175,000,000 principal amount of Old Notes. The Old Notes were issued pursuant to an offering exempt from registration under the Securities Act and applicable state securities laws.

  Interest on the Notes will be payable semi-annually on November 1 and May 1 of each year, commencing May 1, 1998. The Notes will mature on November 1, 2009. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after November 1, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest and Liquidated Damages (as defined herein), if any, to the date of redemption. At any time prior to November 1, 2000, the Company may, at its option, redeem up to 33 1/3% of the aggregate principal amount of the Notes with the net cash proceeds from one or more Public Equity Offerings (as defined herein) at a redemption price equal to 108 3/4% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption, provided that at least $116,700,000 of the principal amount of the Notes remains outstanding after each such redemption. See "Description of the Notes--Certain Covenants--Optional Redemption."

  In the event of a Change of Control (as defined herein), each Holder will have the right to require the Company to purchase all or any part of such Holder's Notes at 101% of the aggregate principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. See "Description of the Notes--Certain Covenants--Change of Control."

  The Notes are general unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. The Notes are also effectively subordinated to all obligations of the Company's Subsidiaries (as defined herein) including, without limitation, trade payables incurred in the ordinary course. The Notes rank pari passu with any present and future senior subordinated Indebtedness (as defined herein) of the Company, including the Company's $125,000,000 9 1/4% senior subordinated notes due 2007, and will rank senior to all other subordinated Indebtedness of the Company. At June 30, 1997, on a pro forma basis, the Company would have had outstanding approximately $46.6 million of Senior Indebtedness and $125 million of Indebtedness pari passu with the Notes.

  For each Old Note accepted for exchange, the Holder thereof will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from October 28, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment of accrued interest on such Old Notes.

  The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (as defined herein). Based on existing interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in several no-action letters to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by a Holder thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, the staff of the Commission has not rendered a no-action letter with respect to the Exchange Offer, and there can be assurance that the staff would make a similar determination for the Exchange Offer as in such other circumstances. Further, any purchaser of Old Notes who is an "affiliate" of the Company, who is not acquiring the New Notes in the ordinary course of its business or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (1) will not be able to rely on the interpretations of the staff of the Commission, (2) will not be able to tender its Old Notes in the Exchange Offer and (3) must comply with the registration and prospectus delivery provisions of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will be deemed not to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of up to 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the Holders thereof. See "The Exchange Offer."

  There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes. Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc. and NationsBanc Montgomery Securities, Inc. (the "Initial Purchasers") have advised the Company that they currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

  SEE "RISK FACTORS" ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF OLD NOTES BEFORE DECIDING WHETHER TO TENDER SUCH OLD NOTES IN THE EXCHANGE OFFER.
                                ---------------
  THESE SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS  THE
      SECURITIES  AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
        COMMISSION  PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS
          PROSPECTUS.  ANY  REPRESENTATION  TO  THE  CONTRARY  IS   A
            CRIMINAL OFFENSE.

             THE DATE OF THIS PROSPECTUS IS NOVEMBER 7, 1997.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a registration statement on Form S-4 (together with all amendments, exhibits and supplements thereto, the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and such information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's Web site address, http://www.sec.gov.

  The Company is a Delaware corporation. Its principal executive offices are located at 810 Houston Street, Suite 2000, Fort Worth, Texas 76102 and its telephone number is (817) 870-2800.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company incorporates herein by reference the following documents:

    (a) Annual Report on Form 10-K for the fiscal year ended December 31,
  1996;
    (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; and
    (c) All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to termination of the offering made hereby.

  Any statement contained herein or in a document all or a portion of which is incorporated by or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to such contract or other document, copies of which are available from the Company as described below, each such statement being qualified in all respects by such reference.

                               PROSPECTUS SUMMARY

  The following summary information is qualified in its entirety by the detailed information and financial statements (including the notes thereto) appearing elsewhere in, or incorporated by reference into, this Prospectus. Holders of Old Notes should carefully consider the matters discussed under the caption "Risk Factors" before deciding whether to tender Old Notes in the Exchange Offer. References in this Prospectus to the "Company" refer to Cross Timbers Oil Company and its predecessors. Certain terms relating to the oil and gas business are defined in "Glossary of Certain Oil and Gas Terms." Unless otherwise stated herein, (i) all information provided in this Prospectus is as of December 31, 1996 or for the fiscal year ended December 31 of the year indicated and (ii) per share amounts relating to common stock of the Company give effect to a three-for-two stock split effected March 19, 1997.

                                  THE COMPANY

  Cross Timbers Oil Company is a leading United States independent energy company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties, and in the production, processing, marketing and transportation of oil and natural gas. The Company has consistently increased proved reserves, production and cash flow since its inception in 1986, and believes it is one of the most efficient domestic onshore operators in the industry. The Company has grown primarily through acquisitions of reserves, followed by aggressive development and exploitation activities and strategic acquisitions of additional interests in or near such reserves. The Company's oil and gas reserves are principally located in relatively long-lived fields with well-established production histories concentrated in western Oklahoma, the Permian Basin of West Texas and New Mexico, the Hugoton Field of Oklahoma and Kansas and the Green River Basin of Wyoming.

  The Company has achieved substantial growth in proved reserves, production, revenues and EBITDA over the last five years. The Company increased proved reserves by 192% from 45.4 million BOE as of December 31, 1992 to 132.5 million BOE as of December 31, 1996 at an average finding cost of $3.90 per BOE. Production increased from 4.9 million BOE in 1992 to 9.7 million BOE in 1996, and oil and gas revenues and EBITDA increased from $63.9 million and $30.2 million, respectively, in 1992 to $148.4 million and $85.5 million, respectively, in 1996.

  As of December 31, 1996, the Company's estimated proved oil and gas reserves totaled 42.4 million Bbls of oil and 540.5 Bcf of natural gas, or a total of
132.5 million BOE. Approximately 83% of these reserves, on a BOE basis, were proved developed reserves. The average reserve-to-production index for the Company's oil and gas proved reserves at December 31, 1996 was 12.4 years. As of December 31, 1996, the Company owned interests in 5,309 gross (1,695 net) wells and was the operator of wells representing 81% of the present value of cash flows before income taxes (discounted at 10%) from estimated proved reserves. The discounted present value of cash flows before income taxes from the Company's estimated proved reserves was $946.2 million at December 31, 1996, based on then current oil and gas prices of $24.25 per barrel and $3.02 per Mcf, respectively. Based on an oil price of $20.00 per barrel and a gas price of $2.00 per Mcf, the discounted present value of cash flows before income taxes of the Company's proved reserves as of December 31, 1996 would have been $599.9 million. The Company has established a successful development record and from 1992 to 1996 drilled 462 gross (189 net) development wells, of which 449 gross (181.9 net) were commercially successful. The Company believes that production and cash flow in 1997 and 1998 will increase significantly as a result of acquisitions completed in 1996 and early 1997, the continued development of existing properties and the drilling of certain higher-risk prospects.

  From inception in 1986 through December 31, 1996, the Company produced a total of 55.4 million BOE. During this period, total proved reserves added due to extensions, discoveries and revisions were approximately 135% of production. Total development and exploitation costs incurred during this period were approximately 54% of cash provided by operating activities. Over the last three years, the Company increased, on a BOE basis, proved reserves per share from 2.10 at year end 1993 to 4.80 at year end 1996 while maintaining debt at approximately $2.20 per BOE of proved reserves. No assurance can be given that this trend will continue.

  The following table sets forth the total amount spent by the Company to acquire, exploit and develop its proved reserves, and the amount of such reserves on a BOE basis, from inception in 1986 to December 31, 1996:

                                                                   AVERAGE COST
                                                   COSTS   BOE (a)   PER BOE
                                                  -------- ------- ------------
                                                   (IN THOUSANDS)
   Acquisition of properties..................... $637,979 127,862    $4.99
   Exploitation and development of properties....  153,357  74,846     2.05
                                                  -------- -------
   Total......................................... $791,336 202,708     3.90
                                                  ======== =======

--------
(a) Amounts set forth include proved reserves, on a BOE basis, acquired or added through development since inception of the Company in 1986, and therefore include proved reserves acquired, exploited or developed and subsequently produced, distributed or sold.

RECENT DEVELOPMENTS

 Amoco Properties Acquisition

  On September 29, 1997, the Company entered into a definitive agreement with Amoco Production Company, a subsidiary of Amoco Corporation ("Amoco"), to acquire producing properties located in the San Juan Basin of northwestern New Mexico (the "Amoco Properties") for $252 million and five-year warrants to purchase 625,000 shares of Company common stock exercisable at $22.97 per share. The Company has secured firm commitments to finance this acquisition through an increase in borrowings available under the Company's senior credit agreement. There can be no assurance, however, that the acquisition of the Amoco Properties will be consummated or that all of such properties will be purchased. The transaction is anticipated to close December 1, 1997 with an effective date of November 1, 1997, and is subject to preferential purchase rights and typical purchase price adjustments. Amoco has the option to accept, in lieu of $15.7 million in cash at closing, certain properties owned by the Company that are either located in the Panhandle of Texas or currently operated by Amoco. See "Recent Developments--Amoco Properties Acquisition."

  The Amoco Properties consist of interests in approximately 170,000 net acres concentrated in San Juan and Rio Arriba counties of New Mexico. The Company's internal engineers estimate proved reserves attributable to the acquisition to be 258.6 Bcf of natural gas, 16.4 million Bbls of NGLs and 1.5 million Bbls of oil, or a total of 61 million BOE. The Company estimates current net daily production for the Amoco Properties at 49,000 Mcf of gas, 3,100 Bbls of NGLs and 270 Bbls of oil from more than 2,600 gross (900 net) wells with a reserve-to-production index of 14.5 years. Proved developed reserves represent 93% of the present value of cash flows before income taxes (discounted at 10%) from estimated proved reserves. All of the proved reserves are attributable to the Dakota, Pictured Cliffs, Mesa Verde and Fruitland Coal formations. In addition, the properties generate Section 29 income tax credits of approximately $2.5 million per year.

  Average daily production from the Amoco Properties for the six months ended June 30, 1997 was 49,597 Mcf of gas, 321 Bbls of oil and 3,409 Bbls of NGLs. Estimated revenues, production expenses, production taxes, and revenues less direct operating expenses for the six-month period were $23.3 million, $3.1 million, $2.4 million and $17.8 million, respectively, and average prices were $19.44 per Bbl for oil, $1.73 per Mcf for gas and $10.72 per Bbl for NGL. The discounted present value of cash flows before income taxes (discounted at 10%) from estimated proved reserves of the Amoco Properties is $279.9 million at the December 1, 1997 closing date, based on September 30, 1997 oil, gas and NGL prices of $18.89 per Bbl, $2.88 per Mcf and $10.59 per Bbl, respectively. Based on an oil price of $20.00 per Bbl, a gas price of $2.00 per Mcf and an NGL price of $10.00 per Bbl, the discounted present value of cash flows before income taxes (discounted at 10%) from the estimated proved reserves of the Amoco Properties at December 1, 1997 is $180.6 million. The estimated production data, revenues and direct operating expenses included in this paragraph were based on information provided by Amoco and remain subject to audit by the Company's independent public accountants. Estimates of proved reserves of the Amoco Properties and the discounted present value thereof were prepared by the Company's internal engineers and are subject to revision by the Company's independent petroleum engineers.

 Results of Operations for the Three and Nine Months Ended September 30, 1997 and 1996

  On October 20, 1997, the Company announced third quarter 1997 earnings of $2.8 million or 11 cents per share, compared to third quarter 1996 earnings of $4.6 million or 18 cents per share (adjusted for the March 1997 3-for-2 split). Strong production increases of 28% for gas and 10% for oil for the quarter were offset by a decline in oil prices of $3.39 per barrel. Increased oil and gas production is primarily attributable to property acquisitions and development activity. Total revenues for the quarter were $44.1 million, a 12% increase from third quarter 1996 revenues of $39.2 million. For the first nine months of 1997, earnings were $17.2 million or 65 cents per share, compared with earnings of $11.1 million or 41 cents per share (adjusted for the March 1997 3-for-2 stock split) for the same 1996 period. Total revenues for the first nine months of 1997 were $143.5 million, a 28% increase from revenues of $112 million for the same 1996 period. Revenues for the first nine months of 1997 include gains on sale of producing properties and facilities and equity securities of $3.5 million, and lawsuit settlement proceeds of $1.3 million. See "Recent Developments -- Results of Operations for the Three and Nine Months Ended September 30, 1997 and 1996."

COMPANY STRENGTHS

  The Company believes that its historical success and future prospects are directly related to its unique combination of strengths, including the following:

  QUALITY OF EXISTING PROPERTIES. The Company's properties are characterized by relatively long reserve lives and highly predictable well production profiles. Based on current production from 1,695 net producing wells, the average reserve-to-production index for the Company's proved reserves at December 31, 1996 was 12.4 years. In general, these properties have extensive production histories and contain significant reserves and production enhancement opportunities. While the Company's properties are geographically diversified, the producing fields are concentrated within each core area, allowing for substantial economies of scale in production and cost-effective application of reservoir management techniques gained from prior operations. Since the Company's inception, approximately 54% of cash provided by operating activities has been invested in exploitation and development opportunities.

  INVENTORY OF DRILLING PROJECTS. The Company has generated a substantial inventory of approximately 630 potential development drilling locations within its existing properties (of which 156 have been attributed proved undeveloped reserves), which should continue to support future net reserve additions. The Company has increased its inventory of drilling projects consistently since its inception and added more than 200 potential development drilling locations (of which 54 have been attributed proved undeveloped reserves) through acquisitions in 1996.

  PROVEN ACQUISITION PROGRAM. The Company employs a disciplined acquisition program refined by senior management over more than 20 years to augment its core properties and expand its reserve base. The Company's 40 engineering and geoscience professionals use their expertise and experience gained through the management of existing core properties to target properties with similar geological and reservoir characteristics for acquisition. Following an acquisition, these professionals implement development programs based on such expertise and experience to enhance production and reduce costs. Since its inception, the Company has completed acquisitions for an aggregate purchase price of $638 million, representing 127.9 million BOE of proved reserves. Additionally, since its inception the Company has added through its exploitation and development activities 74.8 million BOE, or 59%, of the proved reserves that it has acquired. In 1995 and 1996 alone, the Company acquired 59 million BOE of proved reserves for an aggregate purchase price of $237 million. The Company believes that its average acquisition cost of $4.04 per BOE of proved reserves during 1995 and 1996 ranks it in the top quartile of independent oil and gas producers over this period.

  EFFICIENT OPERATIONS. The Company believes that the nature of its properties, along with the operating expertise and experience of its personnel in its principal geographic regions, have allowed the Company to lower its average lease operating expense ratios per BOE produced. The Company is the operator of properties representing 81% of the present value of cash flows before income taxes (discounted at 10%) from estimated proved reserves, allowing it to control expenses, capital allocation and the timing of development and exploitation activities in its fields. This control and the Company's operating expertise have allowed it to reduce substantially production costs of acquired properties. For example, in its Prentice Northeast Unit, the Company has reduced direct lease operating expenses by 35%, from $8.44 per BOE produced for the period from the Company's initial acquisition in the Unit in April 1993 through December 1993, to $5.50 per BOE produced for the year ended December 31, 1996.

  EXPERIENCED MANAGEMENT AND TECHNICAL STAFF. Senior management of the Company has worked together for over 20 years. They were co-founders of the Company in 1986 and previously served as executive officers of Southland Royalty Company, one of the largest U.S. independent oil and gas producers prior to its acquisition by Burlington Northern, Inc. in 1985. In addition, the Company has 40 engineering and geoscience professionals dedicated to its properties with an average of 15 years of experience.

BUSINESS STRATEGY

  ACQUIRING LONG-LIVED, OPERATED PROPERTIES. The Company seeks to acquire long-lived, onshore operated producing properties that (i) contain complex multiple-producing horizons with the potential for increases in reserves and production,
(ii) are in the Company's core operating areas or in areas with similar geological and reservoir characteristics and (iii) present opportunities to reduce expenses through more efficient operations. The Company believes that the properties it acquires provide opportunities to increase production and reserves through the implementation of mechanical and operational improvements, workovers, behind-pipe completions, secondary-recovery operations, new development wells and other exploitation activities. The Company also seeks to acquire facilities related to gathering, processing, marketing and transporting oil and gas in areas where it owns reserves. Such facilities can enhance profitability, reduce gathering, processing, marketing and transportation costs, provide marketing flexibility and give the Company access to additional markets.

  INCREASING PRODUCTION AND RESERVES. A principal component of the Company's strategy is to increase production and reserves through aggressive management of operations and exploitation and development drilling. The Company believes that its principal properties possess geological and reservoir characteristics that make them well suited for production increases through low-risk exploitation and drilling programs. The Company has generated an inventory of approximately 630 potential drilling locations for this program. Additionally, the Company reviews operations and mechanical data on operated properties to determine if actions can be taken to reduce operating costs or increase production. Such actions include installing, repairing and upgrading lifting equipment, redesigning downhole equipment to improve production from different zones, modifying surface facilities and conducting restimulations and recompletions. The Company may also initiate, upgrade or revise existing secondary-recovery operations and drill development wells. As a result of its efforts, reserves added by the Company through revisions, extensions and discoveries have exceeded production by 135% since 1986.

  EXPLORATION ACTIVITIES. The Company's strategy has evolved to include allocation of 10% to 20% of its annual capital budget (excluding acquisitions) to higher-risk projects, including step-out development drilling, trend extensions and exploration. The Company attempts to select projects that it believes will have the potential to add substantially to proved reserves and cash flow. Although it has not historically engaged in significant exploratory activities, the Company believes that it can prudently and successfully add growth potential through exploratory activities given improved technology, its experienced technical staff and its expanded base of operations.

                               THE EXCHANGE OFFER

Securities Offered........  Up to $175,000,000 aggregate principal amount of
                            Series B 8 3/4% Senior Subordinated Notes due 2009, which have been registered under the Securities Act. The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except for certain provisions providing for Liquidated Damages (as defined herein) relating to the Old Notes described below under "--Summary Description of the New Notes."

The Exchange Offer........  The New Notes are being offered in exchange for a like principal amount of Old Notes. The issuance of the New Notes is intended to satisfy obligations of the Company contained in the Registration Rights Agreement, dated October 28, 1997, among the Company and the Initial Purchasers (the "Registration Rights Agreement").

Expiration Date;
Withdrawal Rights.........  The Exchange Offer will expire at 5:00 p.m., New
                            York City time, on December 10, 1997, or such later date and time to which it is extended. The tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Old Notes" and "--Withdrawal Rights."

Procedures for Tendering    Each Holder of Old Notes wishing to accept the
Old Notes.................  Exchange Offer must complete, sign and date the
                            Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with either certificates for such Old Notes, or a Book-Entry Confirmation (as defined herein) of such Old Notes into the Book-Entry Transfer Facility (as defined herein) if such procedure is available, and any other required documentation to the exchange agent (the "Exchange Agent") at the address set forth herein. By executing the Letter of Transmittal, each Holder will represent to the Company, among other things, that (i) the New Notes acquired pursuant to the Exchange Offer by the Holder and any other person are being obtained in the ordinary course of business of the person receiving such New Notes, (ii) neither the Holder nor such other person is participating in, intends to participate in or has an arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) neither the Holder nor such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. Each broker-dealer that receives New
                            Notes for its own account in exchange for Old
                            Notes, if such Old Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The
                            Letter of Transmittal states that by so
                            acknowledging and by delivering a prospectus, a broker or dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--Procedures for Tendering Old Notes" and "Plan of
                            Distribution."

Special Procedures for
 Beneficial Owners........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer--Procedures for Tendering Old Notes."

Guaranteed Delivery         Holders of Old Notes who wish to tender their Old
Procedures................  Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--
                            Guaranteed Delivery Procedures."

Federal Income Tax          The exchange pursuant to the Exchange Offer should
Consequences..............  not result in gain or loss to the Holders or the
                            Company for federal income tax purposes. See "The
                            Exchange Offer--Certain Federal Income Tax
                            Considerations."

Use of Proceeds...........  There will be no proceeds to the Company from the
                            Exchange Offer.

Exchange Agent............  The Bank of New York is serving as Exchange Agent in connection with the Exchange Offer. See "The Exchange Offer--Exchange Agent."

                      CONSEQUENCES OF EXCHANGING OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. Based on existing interpretations by the staff of the Commission set forth in several no-action letters to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by a Holder thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. Any purchaser of Notes, however, who is an "affiliate" of the Company, who is not acquiring the New Notes in the ordinary course of its business, or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (1) will not be able to rely on the interpretations of the staff of the Commission, (2) will not be able to tender its Old Notes in the Exchange Offer and (3) must comply with the registration and prospectus delivery provisions of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements. However, the staff of the Commission has not rendered a no-action letter with respect to the Exchange Offer, and there can be no assurance that the staff would make a similar determination for the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New

Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

  The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes and except for certain provisions providing for Liquidated Damages (as defined herein) on the Old Notes under certain circumstances relating to timing of the Exchange Offer, which rights will terminate upon consummation of the Exchange Offer. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from October 28, 1997. Accordingly, registered Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from October 28, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after the date of consummation of the Exchange Offer, and rights to receive interest on such Old Notes will terminate upon consummation of the Exchange Offer.


Notes Offered.............  $175,000,000 aggregate principal amount of 8 3/4%
                            Series B Senior Subordinated Notes due 2009, which have been registered under the Securities Act.

Maturity Date.............  November 1, 2009.

Interest Payment Dates....  Interest on the Notes will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing May 1, 1998.

Mandatory Redemption......  The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

Optional Redemption.......  The Notes will be redeemable at the option of the
                            Company, in whole or in part, at any time on or after November 1, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest and Liquidated Damages (as defined herein), if any, to the date of redemption. In addition, at any time on or prior to November 1, 2000, the Company may redeem up to 33 1/3% of the Notes with the net cash proceeds of one or more Public Equity Offerings by the Company, at a redemption price equal to 108 3/4% of the principal amount to be redeemed, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption, provided that at least $116.7 million principal amount of the Notes remains outstanding after each such redemption. See "Description of the Notes--Redemption--Optional Redemption."

Change of Control.........  Upon the occurrence of a Change of Control, each
                            Holder may require the Company to purchase all or a portion of such Holder's Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. See "Description of the Notes--Certain Covenants--Change of Control."

Ranking...................  The Notes are general unsecured obligations of the
                            Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company. The Notes are also effectively subordinated to all obligations of the Company's Subsidiaries (as defined herein) including, without limitation, trade payables incurred in the ordinary course. The Notes rank pari passu with any present and future senior subordinated Indebtedness (as defined herein) of the Company, including the Company's $125,000,000 9 1/4% senior subordinated notes due 2007, and rank senior to all other subordinated Indebtedness of the Company. None of the Company's Subsidiaries is presently required to guarantee the Notes, although under certain future circumstances the Company may be required to cause one or more Restricted Subsidiaries (as defined herein) to guarantee the Notes on a senior subordinated basis. At June 30, 1997, on a pro forma basis, the Company would have had outstanding approximately $46.6 million of Senior Indebtedness and $125 million of Indebtedness pari passu with the Notes. See "Description of the Notes--Subordination" and "-- Subsidiary Guarantees of the Notes."

Certain Covenants.........  The Indenture pursuant to which the Old Notes were, and the New Notes will be, issued (the "Indenture") contains certain covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuances and sales of restricted subsidiary stock; (iv) limitation on transactions with affiliates; (v) limitation on liens;
                            (vi) limitation on disposition of proceeds of asset sales; (vii) limitation on guarantees of indebtedness by subsidiaries; (viii) limitation on dividends and other payment restrictions affecting subsidiaries; and (ix) limitation on mergers, consolidations and transfers of assets. See "Description of the Notes--Certain Covenants."

Use of Proceeds...........  The Company will not receive any proceeds from the
                            Exchange Offer. The proceeds from the offering of the Old Notes, which were approximately $169.9 million, were used to reduce indebtedness under the Company's senior credit agreement.

Exchange Offer;             Holders of New Notes (other than as set forth
Registration Rights.......  below) are not entitled to any registration rights with respect to the New Notes. Pursuant to the Registration Rights Agreement, the Company agreed to use its reasonable best efforts to file with the Securities and Exchange Commission a registration statement (the "Exchange Offer Registration
                            Statement") with respect to the Exchange Offer. The
                            Registration Statement of which this Prospectus is a part constitutes the Exchange Offer Registration
                            Statement. See "Description of the Notes--
                            Registration Rights; Liquidated Damages."

  FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF OLD NOTES BEFORE DECIDING WHETHER TO TENDER SUCH OLD NOTES IN THE EXCHANGE OFFER, SEE "RISK FACTORS."

                                 RISK FACTORS

  Holders of Old Notes should carefully review the information contained elsewhere in, and incorporated by reference into, this Prospectus and should particularly consider the following matters before deciding whether to tender Old Notes in the Exchange Offer:

RESTRICTIONS ON RESALE

  The Old Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

ABSENCE OF PUBLIC MARKET FOR THE NOTES

  The New Notes are being offered to the Holders of the Old Notes. The Old Notes were issued on October 28, 1997 to a small number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") market. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of Holders of New Notes to sell their New Notes or the price at which such Holders may be able to sell their New Notes. If such a market were to develop, the New Notes could trade at prices higher or lower than the initial offering price of the Old Notes depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Notes the Initial Purchasers are not obligated to do so, and any such market making may be discontinued at any time without notice. The liquidity of any market for the Notes will depend upon the number of Holders of the Notes, the interest of securities dealers in making a market in the Notes and other factors. Accordingly, there can be no assurance as to the development of liquidity of any market for the Notes.

  Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. There can be no assurance that the market, if any, for the Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the Holders of the Notes.

                          FORWARD-LOOKING STATEMENTS

  Certain statements contained in, or incorporated by reference into, this Prospectus under the captions "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Recent Developments" and "Business and Properties" contained herein and in documents incorporated herein by reference, in addition to certain statements contained elsewhere in this Prospectus and in the documents that are incorporated herein by reference, are "Forward-looking Statements" and are thus prospective. Such statements include, among others, (a) statements regarding the Company's future acquisition and development plans and objectives and related expenditures, revenues and cash flows, including without limitation statements regarding (1) production and cash flows, (2) number and location of planned wells, (3) anticipated completion of the Company's plan regarding expenditures for property acquisitions and repurchases of the Company's Common Stock, and the anticipated source of the funds necessary to complete the plan and (4) the Company's capital expenditure budgets for acquisition and development, and (b) statements regarding the Company's anticipated aggregate annual dividends to be paid on its Common Stock. Statements of assumptions related to or underlying such forward-looking statements include, without limitation, statements regarding (i) the quality of the Company's properties with regard to, among other things, anticipated reserve and production enhancement opportunities and quantity of proved reserves, (ii) the Company's ability to prudently add growth potential through exploration, (iii) anticipated domestic hydrocarbon demand during 1997, (iv) the adequacy of the Company's sources of liquidity during 1997, (v) the expected insignificant impact on the Company's 1997 expenditures from regulatory compliance, (vi) the expected insignificant impact on the Company's liquidity during 1997 from production imbalances, (vii) the expected immaterial adverse impact of a loss of any current oil or gas purchaser from the Company, (viii) regulatory approval and the enactment of new legislation in Oklahoma to realize infill drilling potential and (ix) similarity of the impact on the Company to the impact on other oil and gas producers of rules promulgated by the Federal Energy Regulatory Commission. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

                              THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes that are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on December 10, 1997; provided, however, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" shall mean the latest time and date to which the Exchange Offer has been extended.

  As of the date of this Prospectus, $175 million aggregate principal amount of Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about November 7, 1997, to all Holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

  The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the Holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 or any integral multiple thereof.

  The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

  The tender to the Company of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to The Bank of New York (the "Exchange Agent") at the address set forth below under "Exchange Agent" on or prior to the Expiration Date, accompanied by either (i) certificates for such Old Notes or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below. A Holder who is unable to timely comply with the above-described procedure prior to the Expiration Date may effect a tender of Old Notes by complying with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE

TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as "an eligible guarantor institution," including (as such terms are defined therein) (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signatory of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Note which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

  If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders appear on the Old Notes.

  If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

  By tendering, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, and that neither the Holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. In the case of a Holder that is not a broker-dealer, each such Holder, by tendering, will also represent to the Company that such Holder is not engaged in and does not intend to engage in, a distribution of the New Notes. If any Holder or any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such Holder or any such other person (i) may not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering such a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon satisfaction or waiver of all conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

  For each Old Note accepted for exchange, the Holder will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from October 28, 1997. Accordingly, Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from October 28, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after the date of consummation of the Exchange Offer.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes (or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or in accordance with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

  If a Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the execution of the Notice of Guaranteed Delivery the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, the Letter of Transmittal and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, the Letter of Transmittal and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address or, in the case of Eligible Institutions, at the facsimile number, set forth below under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) contain a statement that such person is withdrawing his election to have such Old Notes exchanged, (iv) be signed by the person in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer to have the Trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender and (v) specify the name in which such Old Notes are registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly re-tendered. Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the tendering Holder without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with the Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be re-tendered by following the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following events shall occur:

    (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes that are greater than those described in the interpretation of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

    (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by a governmental agency or authority that may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority that adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

    (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the sole judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company, have or may have adverse significance with respect to the value of the Old Notes or the New Notes; that in the sole judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

  In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939.

EXCHANGE AGENT

  The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                     The Bank of New York, Exchange Agent

  By Hand or Overnight   By Facsimile Transmission    By Registered or Certified
        Delivery:     (for Eligible Institutions only):          Mail:

  The Bank of New York          (212) 571-3080         The Bank of New York
   101 Barclay Street    Attention: Mr. George Johnson101 Barclay Street, 7E
Corporate Trust Services    To Confirm by Telephone  New York, New York 10286
         Window            or for Information Call:  Attention: Reorganization
      Ground Level              (212) 815-3687               Section,
       Attention:                                         George Johnson
 Reorganization Section,
     George Johnson

  DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

  The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $115,000.

TRANSFER TAXES

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that Holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax.

CONSEQUENCES OF EXCHANGING OLD NOTES

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under, pursuant to an exemption from or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes were acquired in the ordinary course of such Holders' business and such Holders have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the staff of the Commission has not rendered a no-action letter with respect to the Exchange Offer, and there can be no assurance that the staff would make a similar determination for the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder who is an affiliate of the Company is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain United States federal income tax consequences associated with the exchange of Old Notes for New Notes and the ownership and disposition of the New Notes by holders who acquired the New Notes pursuant to the Exchange Offer. The summary is based upon current laws, regulations, rulings and judicial decisions, all of which are subject to change. The discussion below does not address all aspects of United States federal income taxation that may be relevant to particular holders in the context of their specific investment circumstances or certain types of holders subject to special treatment under such laws (for example, financial institutions, banks, tax-exempt organizations and insurance companies). In addition, the discussion does not address any aspect of state, local or foreign taxation and assumes that a holder of the New Notes (i) will hold them as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) will not own, directly or indirectly, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote.

  For purposes of the discussion, a "United States holder" is an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created under the laws of the United States or any political subdivision thereof, or an estate or trust that is subject to United States federal income taxation without regard to the source of income and a "non-United States holder" is any holder who is not a United States holder.

  PROSPECTIVE PURCHASERS OF THE NEW NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE NEW NOTES AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

 Exchange Offer

  The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be treated as an exchange or other taxable event for U.S. federal income tax purposes because under Treasury regulations, the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder should be treated as a continuation of the Old Notes in the hands of such holder. As a result, there should be no U.S. federal income tax consequences to holders who exchange Old Notes for New Notes pursuant to the Exchange Offer and any such holder should have the same tax basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

 United States Holders

  Interest payable on the New Notes will be includible in the income of a United States holder in accordance with such holder's regular method of accounting. If a New Note is redeemed, sold or otherwise disposed of, a United States holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other disposition of such New Note (to the extent such amount does not represent accrued but unpaid interest) and such holder's tax basis in the New Note. Subject to the market discount rules discussed below, such gain or loss will be capital gain or loss. If the holder has held such New Notes for more than 12 months but less than 18 months, any gain will be mid-term gain with a maximum federal income tax rate of 28%. If the holder has held such New Notes for more than 18 months, the gain will be long-term gain with a maximum federal income tax rate of 20%. Any capital loss will be short-term loss if the New Notes have been held for 12 months or less and long-term loss if the New Notes have been held for more than 12 months.

  Under the market discount rules of the Code, a holder (other than a holder who made the election described below) who purchased an Old Note with "market discount" (generally defined as the amount by which the stated redemption price at maturity exceeds the holder's purchase price) will be required to treat any gain recognized on the redemption, sale or other disposition of the New Note received in the disposition as ordinary income to the extent of the market discount that accrued during the holding period of such New Note (which would include the holding period of the Old Note). A holder who has elected under applicable Code provisions to include market discount in income annually as such discount accrues will not, however, be required to treat any gain recognized as ordinary income under these rules. Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under these provisions.

 Non-United States Holders

  An investment in the New Notes by a non-United States holder generally will not give rise to any United States federal income tax consequences if the interest received or any gain recognized on the sale, redemption or other disposition of the New Notes by such holder is not treated as effectively connected with the conduct by such holder of a trade or business in the United States, and in the case of gains derived by an individual, such individual is not present in the United States for 183 days or more and certain other requirements are met. Under current Treasury regulations, in order to avoid back-up withholding of 31% on payments of interest (i) a non-United States holder of the New Notes generally must certify to the issuer or its agent, under penalties of perjury, that it is not a United States person and complete and provide the payor with a U.S. Treasury Form W-8 (or a suitable substitute form), which includes its name and address, or (ii) a securities clearing organization, bank or other financial organization that holds customers' securities in the ordinary course of business (a "financial institution") and holds the New Note, must certify under penalties of perjury that such a Form W-8 (or suitable substitute form) has been received from the beneficial owner of the New Notes by it or by a financial institution between it and the beneficial owner, and must furnish the payor with a copy thereof.

  On October 14, 1997, the Internal Revenue Service issued final and temporary withholding regulations for payments to foreign persons which could affect the procedures to be followed by a non-United States holder in establishing such holder's status as a non-United States holder for purposes of the backup withholding rules discussed above. The final and temporary regulations are generally effective for payments made after December 31, 1998. Prospective investors should consult their tax advisors concerning the potential effect of the final and temporary regulations on an investment in the New Notes.

                      SELECTED HISTORICAL FINANCIAL DATA

  The following table presents, as of the dates and for the periods indicated, selected financial information for the Company. The financial information for each of the five years in the period ended December 31, 1996 has been derived from the Company's audited consolidated financial statements. The Company's audited consolidated financial statements as of December 31, 1995 and 1996, and for the years ended December 31, 1994, 1995 and 1996, and the Company's unaudited consolidated financial statements as of June 30, 1997, and for the six months ended June 30, 1996 and 1997, are incorporated herein by reference and should be read in conjunction with this financial data.

                                                                                  SIX MONTHS ENDED
                                                                                      JUNE 30,
                                    YEAR ENDED DECEMBER 31,                          (UNAUDITED)
                          ------------------------------------------------------  ------------------
                            1992         1993         1994    1995 (a)    1996      1996      1997
                          --------     --------     --------  --------  --------  --------  --------
                                                  (IN THOUSANDS)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA (b):
 Revenues:
 Oil....................  $ 31,921     $ 39,747     $ 53,324  $ 60,349  $ 75,013  $ 34,847  $ 38,583
 Gas....................    31,994       34,649       38,389    40,543    73,402    31,033    51,421
 Gas gathering,
  processing
  and marketing.........     3,943        3,717        4,274     7,091    12,032     6,240     5,122
 Other..................      (502)(c)       69          288     4,922       944       696     4,337
                          --------     --------     --------  --------  --------  --------  --------
 Total revenues.........    67,356       78,182       96,275   112,905   161,391    72,816    99,463
                          --------     --------     --------  --------  --------  --------  --------
 Expenses:
 Production.............    21,744       29,223       32,368    35,338    39,365    19,169    21,130
 Exploration............       --           --           --        --        --        --        575(d)
 Taxes on production and
  property..............     5,767        6,706        8,586     8,646    11,944     5,463     7,926
 Depreciation, depletion
  and amortization......    19,979       25,108       31,709    36,892    37,858    17,847    22,517
 Impairment (a).........       --           --           --     20,280       --        --        --
 General and
  administrative........     8,150        9,863        8,532    13,156    16,420     9,660     7,542
 Gas gathering and
  processing............     1,316        1,492        1,646     2,528     6,905     2,778     4,157
 Interest, net..........     4,975        5,464        8,034    12,523    17,072     7,541    11,790
 Trust development
  costs.................       527          695          622       561       854       471       281
                          --------     --------     --------  --------  --------  --------  --------
 Total expenses.........    62,458       78,551       91,497   129,924   130,418    62,929    75,918
                          --------     --------     --------  --------  --------  --------  --------
 Income (loss) before
  income tax and
  extraordinary item....     4,898         (369)       4,778   (17,019)   30,973     9,887    23,545
 Income tax expense.....       154        3,643        1,730    (5,825)   10,669     3,409     8,270
                          --------     --------     --------  --------  --------  --------  --------
 Net income (loss)
  before
  extraordinary item....     4,744       (4,012)       3,048   (11,194)   20,304     6,478    15,275
 Extraordinary item.....       --           --           --        656       --        --        --
                          --------     --------     --------  --------  --------  --------  --------
 Net income (loss)......     4,744       (4,012)       3,048   (10,538)   20,304     6,478    15,275
 Preferred stock
  dividends.............       --           --           --        --        514       --        890
                          --------     --------     --------  --------  --------  --------  --------
 Earnings (loss)
  available to
  common stock..........  $  4,744     $ (4,012)(e) $  3,048  $(10,538) $ 19,790  $  6,478  $ 14,385
                          ========     ========     ========  ========  ========  ========  ========
CONSOLIDATED BALANCE
 SHEET DATA (b):
 Property and equipment,
  net...................  $149,484     $228,551     $244,555  $364,474  $450,561  $349,662  $508,404
 Total assets...........   176,831      258,019      292,451   402,675   523,070   401,776   562,649
 Long-term debt.........    79,000      111,750      142,750   238,475   314,757   236,721   341,500
 Owners' equity.........    76,056      115,168      113,333   130,700   142,668   122,806   160,658
OTHER FINANCIAL DATA
 (b):
 EBITDA (f).............  $ 30,150     $ 30,351     $ 44,777  $ 54,068  $ 85,541  $ 35,439  $ 56,962
 Capital expenditures...    12,131      105,228       49,608   190,311   146,568    23,405   100,661
 Ratio of earnings to
  fixed charges (g).....       1.8x         0.9x         1.5x      --        2.6x      2.2x      2.6x
 Ratio of EBITDA to
  interest expense......       5.7x         5.4x         5.4x      4.2x      5.0x      4.6x      4.8x
 Ratio of total debt to
  annualized EBITDA.....       2.6x         3.7x         3.2x      4.4x      3.7x      3.3x      3.0x

--------
(a) Includes effect of a $20.3 million pre-tax, non-cash impairment charge recorded upon adoption of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.
(b) Significant producing property acquisitions in 1993, 1994, 1995 and 1996 affect the comparability of period-to-period financial, operating and other data.
(c) Includes a $2.4 million loss on sale of Units in the initial public offering for the Cross Timbers Royalty Trust.
(d) Primarily includes geological and geophysical costs related to the 1997 exploration program. Exploration expenses were not material in prior periods.
(e) Includes effect of a one-time, non-cash accounting charge of $4 million for net deferred income tax liabilities recorded upon the Merger.
(f) Earnings before interest, income tax and depreciation, depletion, amortization and impairment. EBITDA is not intended to represent cash flow in accordance with generally accepted accounting principles and does not represent the measure of cash available for distribution. EBITDA is not intended as an alternative to earnings available to common stock or net income.
(g) For purposes of calculating this ratio, earnings include income (loss) from continuing operations before income tax and fixed charges. Fixed charges include interest expense, preferred stock dividends and an imputed interest expense on operating lease rentals (assumed as one-third of rentals). Excluding the effect of the charge in (a) above in 1995, the ratio of earnings to fixed charges would have been 1.3x.

                      SELECTED RESERVE AND OPERATING DATA

                                                                                   SIX MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                          JUNE 30,
                          ----------------------------------------------------     ----------------
                            1992         1993      1994     1995       1996         1996     1997
                          --------     --------  -------- --------- ----------     ------- --------
                                 (IN THOUSANDS EXCEPT PRODUCTION AND PER UNIT DATA)
PROVED RESERVES (a):
 Oil (Bbls).............    16,666       21,082    33,581    39,988     42,440         --       --
 Gas (Mcf)..............   172,199      169,119   177,061   358,070    540,538         --       --
 Barrels of oil
  equivalent (BOE)......    45,366       49,269    63,091    99,666    132,530         --       --
 Estimated future net
  cash flows, before
  income tax............  $339,433     $309,244  $406,128 $ 712,907 $1,737,024         --       --
 Present value of
  estimated future net
  cash flows, discounted
  at 10%:
 Before income tax......  $207,415     $189,968  $247,946 $ 405,706 $  946,150 (b)     --       --
 After income tax.......   207,415 (c)  173,294   213,146   335,156    706,481         --       --
AVERAGE DAILY
 PRODUCTION:
 Oil (Bbls).............     4,749        6,968     9,497     9,677      9,584       9,478   10,769
 Gas (Mcf)..............    51,205       51,260    58,182    78,408    101,845      93,160  128,132
 Barrels of oil
  equivalent (BOE)......    13,283       15,511    19,194    22,745     26,558      25,005   32,125
AVERAGE SALES PRICE (d):
 Oil (per Bbl)..........  $  18.37     $  15.63  $  15.38 $   17.09 $    21.38     $ 20.20 $  19.79
 Gas (per Mcf)..........      1.71         1.85      1.81      1.42       1.97        1.83     2.22
Production costs (per
 BOE)...................  $   4.47     $   5.16  $   4.62 $    4.26 $     4.05     $  4.21 $   3.63
Production and property
 taxes (per BOE)........      1.19         1.19      1.23      1.04       1.23        1.20     1.36
RESERVE ADDITIONS (BOE)
 (a):
 Acquisitions...........       434       12,351     4,486    31,508     27,118         --       --
 Extensions, discoveries
  and revisions.........     7,956       (2,744)   16,840    15,426     15,725         --       --
                          --------     --------  -------- --------- ----------
 Total additions........     8,390        9,607    21,326    46,934     42,843         --       --
                          ========     ========  ======== ========= ==========
COSTS INCURRED:
 Acquisitions...........  $  1,475     $ 87,064  $ 28,100 $ 131,342 $  105,815     $ 9,656 $ 62,866
 Development and
  exploitation..........    10,730       19,462    21,826    21,061     45,038      19,472   31,765
                          --------     --------  -------- --------- ----------     ------- --------
 Total costs incurred...  $ 12,205     $106,526  $ 49,926 $ 152,403 $  150,853     $29,128 $ 94,631
                          ========     ========  ======== ========= ==========     ======= ========

--------
(a) Proved reserves are estimated annually using oil and gas prices and production and development costs as of December 31 of each year, without escalation. Such reserve information is not updated for interim periods.
(b) Based on an oil price of $20.00 per barrel and a gas price of $2.00 per Mcf at December 31, 1996, the discounted present value of cash flows before income taxes of the Company's proved reserves as of December 31, 1996 would have been $599.9 million.
(c) Since proved reserves were held by non-taxable predecessor entities before May 18, 1993, no provision is included for federal income tax before that date.
(d) Average sales price data includes the effects of hedging activities which have not been significant.

                              RECENT DEVELOPMENTS

AMOCO PROPERTIES ACQUISITION

  On September 29, 1997, the Company entered into a definitive agreement with Amoco Production Company, a subsidiary of Amoco Corporation ("Amoco"), to acquire producing properties located in the San Juan Basin of northwestern New Mexico (the "Amoco Properties") for $252 million and five-year warrants to purchase 625,000 shares of Company common stock exercisable at $22.97 per share. The Company has secured firm commitments to finance this acquisition through an increase in borrowings available under the Company's senior credit agreement. There can be no assurance, however, that the acquisition of the Amoco Properties will be consummated or that all of such properties will be purchased. The transaction is anticipated to close December 1, 1997 with an effective date of November 1, 1997, and is subject to preferential purchase rights and typical purchase price adjustments. Amoco has the option to accept, in lieu of $15.7 million in cash at closing, certain properties owned by the Company that are either located in the Panhandle of Texas or currently operated by Amoco.

  The Amoco Properties consist of interests in approximately 170,000 net acres concentrated in San Juan and Rio Arriba counties of New Mexico. The Company's internal engineers estimate proved reserves attributable to the acquisition to be 258.6 Bcf of natural gas, 16.4 million Bbls of NGLs and 1.5 million Bbls of oil, or a total of 61 million BOE. The Company estimates current net daily production for the Amoco Properties at 49,000 Mcf of gas, 3,100 Bbls of NGLs and 270 Bbls of oil from more than 2,600 gross (900 net) wells with a reserve-to-production index of 14.5 years. Proved developed reserves represent 93% of the present value of cash flows before income taxes (discounted at 10%) from estimated proved reserves. Substantially all of the value of the proved reserves are attributable to the Dakota, Pictured Cliffs, Mesa Verde and Fruitland Coal formations. In addition, the properties generate Section 29 income tax credits of approximately $2.5 million per year.

  The Company has identified more than 150 infill wellsites, primarily in the Dakota and Fruitland Coal formations, relating to 6 million BOE of proved undeveloped reserves that the Company expects will require approximately $10.6 million to drill and complete. In addition, the Company plans to evaluate more than 200 potential infill wellsites over the next year. The Company believes that opportunities for significant increases to production and reserves also exist through recompletions, restimulations, and through lowering line pressure within the gathering system with additional compression.

  The San Juan Basin of northwest New Mexico and southwest Colorado contains the largest reserves of natural gas in the Rocky Mountains and, within the United States, is second in size only to the Hugoton Field of Oklahoma, Texas and Kansas. It has a substantial gathering and processing infrastructure which supports cost-efficient oil and gas operations. Extensive interstate pipeline systems exist to transport gas to out-of-state markets. Recent pipeline additions have expanded the available markets for San Juan gas to the Mid-Continent, Gulf Coast and Northeast markets from what has historically been solely a California market. As a result, the basis decrement for San Juan Basin gas prices as compared to Henry Hub gas prices has narrowed to 25 cents per Mcf from a historic basis decrement of 40 cents per Mcf and reflects a typical gas basis across the nation.

  Subject to voting provisions in applicable operating agreements, the Company expects to operate more than 900 wells representing about 70% of the present value of proved reserves (based upon Company internal estimates) of the Amoco Properties. Conoco Inc., a working interest owner in approximately 30% of the operated wells of the Amoco Properties, claims that it is entitled to assume operations of these wells under the terms of the operating agreement and has filed a declaratory judgment action in the 142nd District Court of Midland County, Texas, seeking a judgment that it is entitled to operate such wells and an injunction against the operation of such wells by the Company. The Company believes that it has the right to operate such wells and, in any event, does not believe that an adverse resolution of this dispute would materially detract from the value of the Amoco Properties acquisition.

  Certain of the properties are subject to preferential rights held by third parties aggregating approximately $110 million. The purchase price will be reduced by the allocated value of the preferential rights exercised. The Company does not believe that the exercise of the preferential rights will have an adverse impact on the economics of the acquisition.

  Average daily production from the Amoco Properties for the six months ended June 30, 1997 was 49,597 Mcf of gas, 321 Bbls of oil and 3,409 Bbls of NGLs. Estimated revenues, production expenses, production taxes, and revenues less direct operating expenses for the six-month period were $23.3 million, $3.1 million, $2.4 million and $17.8 million, respectively, and average prices were $19.44 per Bbl for oil, $1.73 per Mcf for gas and $10.72 per Bbl for NGLs. The discounted present value of cash flows before income taxes (discounted at 10%) from estimated proved reserves of the Amoco Properties is $279.9 million at the December 1, 1997 closing date, based on September 30, 1997 oil, gas and NGL prices of $18.89 per Bbl, $2.88 per Mcf and $10.59 per Bbl, respectively. Based on an oil price of $20.00 per Bbl, a gas price of $2.00 per Mcf and an NGL price of $10.00 per Bbl, the discounted present value of cash flows before income taxes (discounted at 10%) from the estimated proved reserves of the Amoco Properties at December 1, 1997 is $180.6 million. The estimated production data, revenues and direct operating expenses included in this paragraph were based on information provided by Amoco and remain subject to audit by the Company's independent public accountants. Estimates of proved reserves of the Amoco Properties and the discounted present value thereof were prepared by the Company's internal engineers and are subject to revision by the Company's independent petroleum engineers.

RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

  The following are results of operations for the three and nine months ended September 30, 1996, compared with results for the three and nine months ended September 30, 1997, announced on October 20, 1997.

                                          THREE MONTHS ENDED  NINE MONTHS ENDED
                                             SEPTEMBER 30,      SEPTEMBER 30,
                                          ------------------- -----------------
                                            1996      1997      1996     1997
                                          --------- --------- -------- --------
                                                       (UNAUDITED)
                                           (IN THOUSANDS EXCEPT PRODUCTION AND
                                                     PER UNIT DATA)
Revenues:
  Oil.................................... $  19,375 $  17,887 $ 54,222 $ 56,470
  Gas....................................    17,090    23,293   48,123   74,714
  Total Revenues.........................    39,201    44,086  112,017  143,549
Earnings available to common stock....... $   4,647 $   2,779 $ 11,125 $ 17,164
Earnings per share....................... $    0.18 $    0.11 $   0.41 $   0.65
Average sale prices:
  Oil (per Bbl).......................... $   21.56 $   18.17 $  20.67 $  19.25
  Gas (per Mcf).......................... $    1.75 $    1.86 $   1.80 $   2.09
Average daily production:
  Oil (Bbls).............................     9,767    10,700    9,575   10,746
  Gas (Mcf)..............................   106,101   135,997   97,506  130,783

  Third quarter 1997 earnings were $2.8 million or 11 cents per share, compared to third quarter 1996 earnings of $4.6 million or 18 cents per share (adjusted for the March 1997 3-for-2 split). Strong production increases of 28% for gas and 10% for oil for the quarter were offset by a decline in oil prices of $3.39 per barrel. Increased oil and gas production is primarily attributable to property acquisitions and development activity. Total revenues for the quarter were $44.1 million, a 12% increase from third quarter 1996 revenues of $39.2 million.

  For the first nine months of 1997, earnings were $17.2 million or 65 cents per share, compared with earnings of $11.1 million or 41 cents per share (adjusted for the March 1997 3-for-2 stock split) for the same 1996 period. Total revenues for the first nine months of 1997 were $143.5 million, a 28% increase from revenues of $112 million for the same 1996 period. Revenues for the first nine months of 1997 include gains on sale of producing properties and facilities and equity securities of $3.5 million, and lawsuit settlement proceeds of $1.3 million.

                           DESCRIPTION OF THE NOTES

  The Old Notes have been, and the New Notes will be, issued under an indenture dated as of October 28, 1997 (the "Indenture") between the Company, as issuer, and The Bank of New York, as trustee (the "Trustee"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions of certain terms contained therein. A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and is incorporated herein by reference. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions."

  The Old Notes and the New Notes constitute a single series of debt securities under the Indenture. If the Exchange Offer is consummated, Holders of Old Notes who do not exchange their Old Notes for New Notes will vote together with Holders of the New Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the Holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether Holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Old Notes that remain outstanding after the Exchange Offer will be aggregated with the New Notes, and the Holders of such Old Notes and the New Notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the Old Notes and the New Notes then outstanding.

GENERAL

  The Old Notes are, and the New Notes will be, unsecured senior subordinated obligations of the Company limited to $175,000,000 aggregate principal amount. Notes are issuable only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. Principal of, premium, if any, on and interest on the Notes is payable, and the Notes are transferable, at the office or agency of the Company in the City of New York maintained for such purposes, which currently is the corporate trust office or agency of the Trustee maintained at New York, New York. In addition, interest may be paid, at the option of the Company, by check mailed to the registered holders of the Notes at their respective addresses as shown on the Note Register. No service charge will be made for any transfer, exchange or redemption of Notes, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be payable in connection therewith. For a discussion of the circumstances in which the interest rate on the Old Notes may be temporarily increased, see "-- Registration Rights; Liquidated Damages."

MATURITY, INTEREST AND PRINCIPAL PAYMENTS

  The Notes will mature on November 1, 2009. Interest on the Notes accrues at the rate of 8 3/4% per annum and is payable semiannually on May 1 and November 1 of each year, commencing May 1, 1998, to the Person in whose name the Note is registered in the Note Register at the close of business on the April 15 or October 15 next preceding such interest payment date. Interest is computed on the basis of a 360-day year comprising twelve 30-day months.

REDEMPTION

  Optional Redemption. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after November 1, 2002, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on November 1 of the years indicated below:

      YEAR                                                               PRICE
      ----                                                              -------
      2002............................................................. 104.375%
      2003............................................................. 102.917%
      2004............................................................. 101.458%
      2005 and thereafter.............................................. 100.000%

  In addition, at any time and from time to time prior to November 1, 2000, the Company may, at its option, redeem in the aggregate up to 33 1/3% of the aggregate principal amount of the Notes originally issued under the Indenture with the proceeds of one or more Public Equity Offerings by the Company at a redemption price (expressed as a percentage of principal amount) of 108 3/4%, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date (subject to the right of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least $116.7 million aggregate principal amount of the Notes must remain outstanding after each such redemption. In order to effect the foregoing redemption, the Company must mail notice of redemption no later than 60 days after the related Public Equity Offering and must consummate such redemption within 90 days of the closing of the Public Equity Offering.

  Selection and Notice. In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes (or any portion thereof that is an integral multiple of $1,000) for redemption will be made by the Trustee from the outstanding Notes not previously called for redemption (or otherwise purchased by the Company) on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Note with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption and accepted for payment.

  Offers to Purchase. As described below, (a) upon the occurrence of a Change of Control, the Company is obligated to make an offer to purchase all outstanding Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase and (b) upon the occurrence of an Asset Sale, the Company may be obligated to make offers to purchase Notes with a portion of the Net Cash Proceeds of such Asset Sale at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. See "--Certain Covenants--Change of Control" and "--Limitation on Disposition of Proceeds of Asset Sales."

SUBORDINATION

  Payments of and distributions on or with respect to the Note Obligations are subordinated, to the extent set forth in the Indenture, in right of payment to the prior payment in full in cash or Cash Equivalents of all existing and future Senior Indebtedness, which includes, without limitation, all Credit Agreement Obligations of the Company. The Notes rank prior in right of payment only to other Indebtedness of the Company which is, by its terms, expressly subordinated in right of payment to the Notes. There is currently no Indebtedness of the Company which would constitute such Subordinated Indebtedness. In addition, the Note Obligations are effectively subordinated to all of the creditors of the Company's Subsidiaries, including trade creditors.

  The Indenture provides that in the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company (or its creditors, as such) or its assets, or (b) any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary or (c) any assignment for the benefit of creditors or other marshaling of assets or liabilities of the Company, all Senior Indebtedness of the Company must be paid in full in cash or Cash Equivalents before any direct or indirect payment or distribution, whether in cash, property or securities (excluding certain permitted equity and subordinated debt securities referred to in the Indenture as "Permitted Junior Securities"), is made on account of the Note Obligations. In the event that, notwithstanding the foregoing, the Trustee or the Holder of any Note receives any payment or distribution of properties or assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, in respect of Note Obligations before all Senior Indebtedness is paid or provided for in full, then the Trustee or the Holders of Notes receiving any such payment or distribution (other than a payment or distribution in the form of Permitted Junior Securities) will be required to pay or deliver such payment or distribution forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full.

  During the continuance of any default in the payment when due (whether at Stated Maturity, upon scheduled repayment, upon acceleration or otherwise) of principal of or premium, if any, or interest on, or of unreimbursed amounts under drawn letters of credit or fees relating to letters of credit constituting, any Designated Senior Indebtedness (a "Payment Default"), no direct or indirect payment or distribution by or on behalf of the Company of any kind or character shall be made on account of the Note Obligations or any obligation under any Subsidiary Guarantee unless and until such default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or Cash Equivalents.

  In addition, during the continuance of any default other than a Payment Default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may then be accelerated (a "Non-payment Default"), after receipt by the Trustee from the holders (or their representative) of such Designated Senior Indebtedness of a written notice of such Non-payment Default, no payment or distribution of any kind or character may be made by the Company on account of the Senior Subordinated Note Obligations for the period specified below (the "Payment Blockage Period").

  The Payment Blockage Period shall commence upon the receipt of notice of a Non-payment Default by the Trustee from the holders (or their representative) of Designated Senior Indebtedness stating that such notice is a payment blockage notice pursuant to the Indenture and shall end on the earliest to occur of the following events: (i) 179 days shall have elapsed since the receipt by the Trustee of such notice; (ii) the date, as set forth in a written notice to the Company or the Trustee from the holders (or their representative) of the Designated Senior Indebtedness initiating such Payment Blockage Period, on which such default is cured or waived or ceases to exist (provided that no other Payment Default or Non-payment Default has occurred or is then continuing after giving effect to such cure or waiver); (iii) the date on which such Designated Senior Indebtedness is discharged or paid in full in cash or Cash Equivalents; and (iv) the date, as set forth in a written notice to the Company or the Trustee from the holders (or their representative) of the Designated Senior Indebtedness initiating such Payment Blockage Period, on which such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the holders (or their representative) of Designated Senior Indebtedness initiating such Payment Blockage Period, after which the Company, subject to the subordination provisions set forth above and the existence of another Payment Default, shall promptly resume making any and all required payments in respect of the Notes, including any missed payments. Only one Payment Blockage Period with respect to the Notes may be commenced within any 360 consecutive day period. No Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenant for a period commencing after the date of commencement of such Payment Blockage Period, that, in either case, would give rise to a Non-payment Default pursuant to any provision under which a Non-payment Default previously existed or was continuing shall constitute a new Non-payment Default for this purpose; provided, however, that, in the case of a breach of a particular financial covenant, the Company shall have been in compliance for at least one full 90 consecutive day period commencing after the date of commencement of such Payment Blockage Period). In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice, and there must be a 181 consecutive day period in any 360-day period during which no Payment Blockage Period is in effect. In the event that, notwithstanding the foregoing, the Company makes any payment or distribution to the Trustee or the Holder of any Note prohibited by the subordination provision of the Indenture, then such payment or distribution will be required to be paid over and delivered forthwith to the holders (or their representative) of Designated Senior Indebtedness.

  If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure will constitute an Event of Default under the Indenture and will enable the Holders of the Notes to accelerate the maturity thereof. See "--Events of Default."

  By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the Notes, and funds which would be otherwise payable to the Holders of the Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations in full with respect to the Notes.

  As of June 30, 1997, after giving effect pro forma to the sale of the Old Notes and the application of the net proceeds therefrom, the aggregate amount of outstanding Senior Indebtedness would have been approximately $46.6 million. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Restricted Subsidiaries may incur, the amounts of such Indebtedness could be substantial and, in any case, such Indebtedness could be Senior Indebtedness or Indebtedness of Subsidiaries to which the Notes would be subordinated. The Indenture prohibits the incurrence by the Company of Indebtedness that is contractually subordinated in right of payment to any Senior Indebtedness of the Company and senior in right of payment to the Notes. After giving effect to the issuance of the Old Notes and the application of the net proceeds therefrom, there is no Indebtedness of the Company that is subordinated in right of payment to the Notes and there is $125 million principal amount of Indebtedness of the Company which is pari passu in right of payment with the Notes.

SUBSIDIARY GUARANTEES OF THE NOTES

  No Subsidiaries of the Company initially executed and delivered the Indenture as a Subsidiary Guarantor. Under the circumstances described below, however, the Company's payment obligations under the Notes may in the future be jointly and severally guaranteed by existing or future Subsidiaries of the Company as Subsidiary Guarantors. In the event that the Notes are guaranteed in the future by Subsidiaries of the Company, each Subsidiary Guarantor will guarantee, jointly and severally, to each Holder of Notes and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of (or premium, if any, on) and interest on the Notes pursuant to its Subsidiary Guarantee. The Subsidiary Guarantees will be subordinated to Guarantor Senior Indebtedness of the Subsidiary Guarantors to the same extent and in the same manner as the Notes are subordinated to Senior Indebtedness.

  The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities (including, but not limited to, Guarantor Senior Indebtedness) of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor (if any) in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

  Each Subsidiary Guarantor may consolidate with or merge into or sell all, substantially all or any portion of its assets to the Company or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the "Merger, Consolidation and Sale of Assets" covenant of the Indenture. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its assets to a corporation other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor); provided, however, that (a) if the surviving corporation is not the Subsidiary Guarantor, the surviving corporation agrees to assume such Subsidiary Guarantor's Subsidiary Guarantee and all its obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such Subsidiary Guarantee) and (b) such transaction does not (i) violate any of the covenants described below under "Certain Covenants" or in the Indenture or (ii) result in a Default or Event of Default immediately thereafter that is continuing.

  The Subsidiary Guarantee of any Restricted Subsidiary may be released upon the terms and subject to the conditions described under paragraph (c) of "Certain Covenants--Limitation on Non-Guarantor Restricted Subsidiaries." Each Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the Indenture shall be released from its Subsidiary Guarantee and related obligations set forth in the Indenture for so long as it remains an Unrestricted Subsidiary.

  Although the Indenture does not contain any requirement that any Subsidiary execute and deliver a Subsidiary Guarantee, certain covenants described below require a Restricted Subsidiary in the future to execute and deliver a Subsidiary Guarantee prior to the guarantee of other Indebtedness. See "Certain Covenants--Limitation on Guarantees of Indebtedness by Restricted Subsidiaries."

CERTAIN COVENANTS

  The Indenture contains, among others, the covenants described below.

  Limitation on Indebtedness. (a) The Indenture provides that neither the Company nor any Restricted Subsidiary will create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of (collectively "incur") any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness and Permitted Subsidiary Indebtedness, as the case may be; provided, however, that the Company and its Restricted Subsidiaries that are Subsidiary Guarantors may incur Indebtedness if (x) the Company's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness (and for which financial statements are available), taken as one period (at the time of such incurrence, after giving pro forma effect to: (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness or to acquire producing oil and gas properties, as if such Indebtedness had been incurred and the application of such proceeds had occurred at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness (including Permitted Indebtedness) by the Company or its Restricted Subsidiaries since the first day of such four-quarter period (including any other Indebtedness to be incurred concurrent with the incurrence of such Indebtedness) as if such Indebtedness had been incurred, repaid or retired at the beginning of such four-quarter period; and (iii) notwithstanding clause (d) of the definition of Consolidated Net Income, the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any Person acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition had occurred at the beginning of such four-quarter period), would have been equal to at least 2.5 to 1.0 and (y) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or would occur as a consequence of the incurrence of the additional Indebtedness.

  Limitation on Restricted Payments. (a) The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take the following actions:

    (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company, options, warrants or other rights to purchase Qualified Capital Stock of the Company);

    (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock; provided, however, that the Company may purchase, redeem or otherwise retire common stock of the Company in an amount not to exceed $10,000,000 in the aggregate for all such transactions after April 1, 1997, and; provided, further, that the Company may make any payment of the applicable redemption price in connection with a Qualified Redemption Transaction;

    (iii) make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness; provided, however, that the Company may make any payment of the applicable redemption price in connection with a Qualified Redemption Transaction;

    (iv) declare or pay any dividend on, or make any distribution to the holders of, any shares of Capital Stock of any Restricted Subsidiary of the Company (other than to the Company or any of its Wholly Owned Restricted Subsidiaries) or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Restricted Subsidiary or any options, warrants or other rights to acquire any such Capital Stock (other than with respect to any such Capital Stock held by the Company or any Wholly Owned Restricted Subsidiary of the Company);

    (v) make any Investment (other than a Permitted Investment);

    (vi) in connection with the acquisition of any property or asset by the Company or its Restricted Subsidiaries after the date of the Indenture, which property or asset would secure or be subject to any Production Payment obligations of the Company or its Restricted Subsidiaries, make any investment (of cash, property or other assets) in such property or asset so acquired in addition to the amount of Indebtedness (including Production Payment obligations) incurred by the Company or its Restricted Subsidiaries in connection with such acquisition; or

    (vii) incur any guarantee of Indebtedness of any Affiliate (other than (a) guarantees of Indebtedness of any Restricted Subsidiary by the Company or (b) guarantees of Indebtedness of the Company by any Restricted Subsidiary, in each case in accordance with the terms of the Indenture);

(such payments or other actions described in (but not excluded from) clauses
(i) through (vii) are collectively referred to as "Restricted Payments"), unless at the time of and after giving effect to the proposed Restricted Payment (with the amount of any such Restricted Payment, if other than cash, being the amount determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) in accordance with the "Limitation on Indebtedness" covenant and
(3) the aggregate amount of all Restricted Payments declared or made after April 1, 1997, shall not exceed the sum (without duplication) of the following:

    (A) 50% of the aggregate cumulative Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on May 1, 1997, and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss), plus

    (B) the aggregate net cash proceeds received after April 1, 1997, by the Company as capital contributions to the Company (other than from any Restricted Subsidiary), plus

    (C) the aggregate net cash proceeds received after April 1, 1997, by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such shares of Qualified Capital Stock of the Company, plus

    (D) the aggregate net cash proceeds received after April 1, 1997 by the Company (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of the Company, plus

    (E) the aggregate net cash proceeds received after April 1, 1997 by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of debt securities or shares of Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company to the extent such debt securities were originally sold for cash, together with the aggregate cash received by the Company at the time of such conversion or exchange, plus

    (F) To the extent not otherwise included in the Company's Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from the payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or a Restricted Subsidiary after April 1, 1997 from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of "Investment"), not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) in such Unrestricted Subsidiary made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary after April 1, 1997, plus

    (G) $25,000,000.

  (b) Notwithstanding paragraph (a) above, the Company and its Restricted Subsidiaries may take the following actions so long as (in the case of clauses
(ii), (iii) and (iv) below) no Default or Event of Default shall have occurred and be continuing:

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of paragraph (a) above (and such payment shall be deemed to have been paid on such date of declaration for purposes of any calculation required by the provisions of paragraph (a) above);

    (ii) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary, in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

    (iii) the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for or out of the aggregate net cash proceeds of a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

    (iv) the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent incurrence (other than to a Restricted Subsidiary) of Subordinated Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, (B) such new Subordinated Indebtedness is subordinated to the Notes at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, repaid, defeased, acquired or retired,
  (C) such new Subordinated Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the Notes and such new Subordinated Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the Notes; and

    (v) repurchases, acquisitions or retirements of shares of Qualified Capital Stock of the Company deemed to occur upon the exercise of stock options or similar rights issued under employee benefit plans of the Company if such shares represent all or a portion of exercise price or are surrendered in connection with satisfying any Federal income tax obligation.

  The actions described in clauses (i), (ii), (iii) and (v) of this paragraph
(b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph
(a) (provided that any dividend paid pursuant to clause (i) of this paragraph
(b) shall reduce the amount that would otherwise be available under clause (3) of paragraph (a) when declared, but not also when subsequently paid pursuant to such clause (i)), and the actions described in clause (iv) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph
(a).

  (c) In computing Consolidated Net Income of the Company under paragraph (a) above, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Net Income of the Company for any period.

  Limitation on Issuances and Sales of Restricted Subsidiary Stock. The Indenture provides that the Company (i) will not permit any Restricted Subsidiary to issue any Preferred Stock (other than to the Company or a Wholly Owned Restricted Subsidiary) and (ii) will not permit any Person (other than the Company and/or one or more Wholly Owned Restricted Subsidiaries) to own any Capital Stock of any Restricted Subsidiary; provided, however, that this covenant shall not prohibit (1) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries in compliance with the other provisions of the Indenture, or (2) the ownership by directors of directors' qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.

  Limitation on Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or the rendering of any services) with, or for the benefit of, any Affiliate of the Company other than a Restricted Subsidiary (each, other than a Restricted Subsidiary, being an "Interested Person"), unless (i) such transaction or series of transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm's length transaction with unrelated third parties who are not Interested Persons, (ii) with respect to any one transaction or series of transactions involving aggregate payments in excess of $1,000,000, the Company delivers an officer's certificate to the Trustee certifying that such transaction or series of transactions complies with clause (i) above and such transaction or series of transactions has been approved by the Board of Directors of the Company and (iii) with respect to any one transaction or series of transactions involving aggregate payments in excess of $10,000,000, the officer's certificate referred to in clause (ii) above also certifies that such transaction or series of transactions has been approved by a majority of the Disinterested Directors or, in the event there are no such Disinterested Directors, that the Company has obtained a written opinion from an independent nationally recognized investment banking firm or appraisal firm, in either case specializing or having a specialty in the type and subject matter of the transaction or series of transactions at issue, which opinion shall be to the effect set forth in clause (i) above or shall state that such transaction or series of transactions is fair from a financial point of view to the Company or such Restricted Subsidiary; provided, however, that this covenant will not restrict the Company from (1) paying reasonable and customary regular compensation and fees to directors of the Company who are not employees of the Company or any Restricted Subsidiary or (2) paying dividends on, or making distributions with respect to, shares of Capital Stock of the Company on a pro rata basis to the extent permitted by the "Limitation on Restricted Payments" covenant.

  Limitation on Liens. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, affirm or suffer to exist or become effective any Lien of any kind, except for Permitted Liens, on or with respect to any of its property or assets (including any intercompany notes), whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Notes are directly secured equally and ratably with the obligation or liability secured by such Lien. The incurrence of additional secured Indebtedness by the Company or any Restricted Subsidiary is subject to further limitations on the incurrence of Indebtedness as described under "--Limitation on Indebtedness."

  Change of Control. Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase all of the then outstanding Notes (a "Change of Control Offer"), and shall purchase, on a business day (the "Change of Control Purchase Date") not more than 70 nor less than 30 days following the Change of Control, all of the then outstanding Notes validly tendered pursuant to such Change of Control Offer at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the fifth business day prior to the Change of Control Purchase Date.

  In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the Change of Control, mail to each Noteholder a notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Noteholders must follow to accept the Change of Control Offer.

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes delivered by Noteholders seeking to accept the Change of Control Offer. If on a Change of Control Purchase Date the Company does not have available funds sufficient to pay the Change of Control Purchase Price or is prohibited from purchasing the Notes, an Event of Default will occur under the Indenture. The definition of "Change of Control" includes an event by which the Company sells, conveys, transfers or leases all or substantially all of its properties to any Person; the phrase "all or substantially all" is subject to applicable legal precedent and as a result in the future there may be uncertainty as to whether a Change of Control has occurred.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer at the same purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  The Company intends to comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that a Change of Control occurs and the Company is required to purchase Notes as described above. The existence of a Holder's right to require, subject to certain conditions, the Company to repurchase its Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes, or results in, a Change of Control.

  Limitation on Disposition of Proceeds of Asset Sales. (a) The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets and properties sold or otherwise disposed of pursuant to the Asset Sale (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution) and (ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, in respect of such Asset Sale consists of cash, Cash Equivalents or the assumption by the purchaser of liabilities of the Company (other than liabilities of the Company that are by their terms subordinated to the Notes) or any Restricted Subsidiary as a result of which the Company and its remaining Restricted Subsidiaries are no longer liable.

  (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may either (x) apply the Net Cash Proceeds thereof to permanently reduce Senior Indebtedness or to permanently reduce Guarantor Senior Indebtedness, or (y) invest all or any part of the Net Cash Proceeds thereof, within 365 days after such Asset Sale, in properties and assets which replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the business of the Company or its Restricted Subsidiaries, as the case may be ("Replacement Assets"). The amount of such Net Cash Proceeds not applied or invested as provided in this paragraph constitutes "Excess Proceeds."

  (c) When the aggregate amount of Excess Proceeds equals or exceeds $15,000,000, the Company shall make an offer to purchase, from all Holders of the Notes and any then outstanding Pari Passu Indebtedness required to be repurchased or repaid on a permanent basis in connection with an Asset Sale, an aggregate principal amount of Notes and any then outstanding Pari Passu Indebtedness equal to such Excess Proceeds as follows:

    (i) (A) the Company shall make an offer to purchase (a "Net Proceeds Offer") from all Holders of the Notes in accordance with the procedures set forth in the Indenture the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Payment Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness, if any (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered), and (B) to the extent required by such Pari Passu Indebtedness and provided there is a permanent reduction in the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Indebtedness Amount") equal to the excess of the Excess Proceeds over the Payment Amount.

    (ii) The offer price for the Notes shall be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest and Liquidated Damages, if any, to the date such Net Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to a Net Proceeds Offer is less than the Payment Amount relating thereto or the aggregate amount of the Pari Passu Indebtedness that is purchased or repaid pursuant to the Pari Passu Offer is less than the Pari Passu Indebtedness Amount (such shortfall constituting a "Net Proceeds Deficiency"), the Company may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the "Limitation on Restricted Payments" covenant.

    (iii) If the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the Payment Amount, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Net Proceeds Offer and Pari Passu Offer, the amount of Excess Proceeds shall be reset to zero.

The Company will not permit any Subsidiary to enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make a Net Proceeds Offer following any Asset Sale. The Company intends to comply with Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above.

  Limitation on Non-Guarantor Restricted Subsidiaries. (a) The Indenture provides that the Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to guarantee the payment of any Indebtedness of the Company unless (i)(A) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee of the Notes by such Restricted Subsidiary which Subsidiary Guarantee will be subordinated to Guarantor Senior Indebtedness (but no other Indebtedness) to the same extent that the Notes are subordinated to Senior Indebtedness and (B), with respect to any guarantee of Subordinated Indebtedness by a Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary's Subsidiary Guarantee at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes; (ii) such Restricted Subsidiary waives, and agrees not in any manner whatsoever to claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until such time as the obligations guaranteed thereby are paid in full; and (iii) such Restricted Subsidiary shall deliver to the Trustee an opinion of independent legal counsel to the effect that such Subsidiary Guarantee has been duly executed and authorized and constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; provided that this paragraph (a) shall not be applicable to (1) any guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary of the Company and (y) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company or (2) any guarantee of any Restricted Subsidiary of Indebtedness of the Company described in clause (i) of the definition of Permitted Indebtedness.

  (b) The Indenture provides that the Company shall not, and shall not permit any of its Restricted Subsidiaries to, transfer any assets, businesses, divisions, real property or equipment to any Restricted Subsidiary (other than sales of oil and gas production in the ordinary course of business at prices under contracts in existence as of the date of the Indenture or on terms not less favorable to the Subsidiary than would be obtainable at the time in comparable transactions through arms-length dealings with Persons other than Affiliates of the Company or any transfer that results in Permitted Subsidiary Indebtedness) or acquire Capital Stock of a new Restricted Subsidiary that in either case is not a Subsidiary Guarantor unless (i) such transferee or new Restricted Subsidiary enters into a Subsidiary Guarantee by complying with paragraph (a) of this covenant or (ii) the aggregate fair market value (as determined in good faith by the Board of Directors), at the time of such proposed transfer or acquisition, of such assets, businesses, divisions, real property or equipment proposed to be transferred or Capital Stock of a new Restricted Subsidiary proposed to be acquired, together with the aggregate fair market value of all assets, businesses, divisions, real property or equipment previously transferred pursuant to this clause (ii) and Capital Stock previously acquired pursuant to this clause (ii) (in each case valued at the time of transfer or acquisition) does not exceed (x) the greater of $35,000,000 and 5% of Adjusted Consolidated Net Tangible Assets less (y) the book value of total combined assets of all Subsidiaries of the Company at December 31, 1996, as reflected in a consolidating balance sheet of the Company prepared in accordance with GAAP (exclusive, in the case of each of clauses (x) and (y), of intercompany receivables and liabilities due from the Company and assets subject to any Sale/Leaseback Transaction treated as an operating lease in the consolidated financial statements of the Company); provided that, in the case of clause (ii), if the Restricted Subsidiary to which such transfer was made or whose Capital Stock was acquired subsequently enters into a Subsidiary Guarantee, such transfer or acquisition shall be treated as having been made pursuant to clause (i).

  (c) Notwithstanding the foregoing and the other provisions of the Indenture, any Subsidiary Guarantee incurred by a Restricted Subsidiary pursuant to the covenant shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person that is not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture), (ii) the merger of such Restricted Subsidiary into the Company or any other Restricted Subsidiary (provided the surviving Restricted Subsidiary assumes the Subsidiary Guarantee) or the liquidation and dissolution of such

Restricted Subsidiary (in each case to the extent not prohibited by the Indenture), or (iii) (x) the release or discharge of all guarantees by such Restricted Subsidiary of any Indebtedness other than the Note Obligations, except a discharge or release by or as a result of payment under such guarantees and (y) after giving effect to the proposed release and discharge, the aggregate total combined assets of all Restricted Subsidiaries that are not Subsidiary Guarantors (exclusive of intercompany receivables and liabilities due from the Company and assets subject to any Sale/Leaseback Transaction treated as an operating lease in the consolidated financial statements of the Company) do not exceed the greater of $35,000,000 and 5% of Adjusted Consolidated Net Tangible Assets.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock to the Company or any Restricted Subsidiary, (b) pay any Indebtedness owed to the Company or any Restricted Subsidiary, (c) make an Investment in the Company or any Restricted Subsidiary or (d) transfer any of its properties or assets to the Company or any Restricted Subsidiary, except for such encumbrances or restrictions (i) pursuant to an agreement in effect or entered into on the date of the Indenture, (ii) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any other Person, or the properties or assets of any other Person, other than the Person, or the property or assets of the Person, so acquired or (iii) existing under any agreement that extends, renews, refinances or replaces the agreements containing the restrictions in the foregoing clauses (i) and (ii), provided that the terms and conditions of any such restrictions are not materially less favorable to the Holders of the Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

  Limitation on Other Senior Subordinated Indebtedness. The Indenture provides that the Company will not incur, directly or indirectly, any Indebtedness which is expressly subordinate or junior in right of payment in any respect to Senior Indebtedness unless such Indebtedness ranks pari passu in right of payment with the Notes, or is expressly subordinated in right of payment to the Notes.

  Reports. The Indenture requires that the Company (and the Subsidiary Guarantors, if applicable) file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15(d) of the Exchange
Act). The Company (and the Subsidiary Guarantors, if applicable) is also required (a) to file with the Trustee, and provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company (and the Subsidiary Guarantors, if applicable) would be required to file such reports and documents if the Company (and the Subsidiary Guarantors, if applicable) were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to furnish at the Company's cost copies of such reports and documents to any holder of Notes promptly upon written request. The Company is obligated to make available, upon request, to any Holder of Notes the information required by Rule 144A(d)(4) under the Securities Act, during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act.

  Future Designation of Restricted and Unrestricted Subsidiaries. The foregoing covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness and Liens) may be affected by the designation by the Company of any existing or future Subsidiary of the Company as an Unrestricted Subsidiary. Generally, a Restricted Subsidiary includes any Subsidiary of the Company, whether existing on or after the date of the Indenture, unless the Subsidiary of the Company is designated as an Unrestricted Subsidiary pursuant to the terms of the Indenture. The definition of "Unrestricted Subsidiary" set forth under the caption "--Certain Definitions" describes the circumstances under which a future Subsidiary of the Company may be designated as an Unrestricted Subsidiary by the Board of Directors of the Company.

MERGER, CONSOLIDATION AND SALE OF ASSETS, ETC.

  The Company will not, in any single transaction or series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Affiliated Persons, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto (i) either (A) if the transaction or transactions is a merger or consolidation, the Company shall be the surviving Person of such merger or consolidation, or (B) the Person (if other than the Company) formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to the Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, and, in each case, the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of Company or any of its Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; (iii) except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company, immediately after giving effect to such transaction or transactions on a pro forma basis, the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or transactions; (iv) except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company or any Wholly Owned Restricted Subsidiary, immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (on the assumption that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant; (v) each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture to the Indenture confirmed that its Subsidiary Guarantee of the Notes shall apply to such Person's obligations under the Indenture and the Notes; and (vi) if any of the properties or assets of the Company or any of its Restricted Subsidiaries would upon such transaction or series of related transactions become subject to any Lien (other than a Permitted Lien), the creation and imposition of such Lien shall have been in compliance with the "Limitation on Liens" covenant.

  In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture in respect thereto comply with the requirements under the Indenture and an Opinion of Counsel stating that the requirements of clause (i) of the preceding paragraph have been complied with. Upon any consolidation or merger or any sale, assignment, transfer, lease or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named as the Company therein, and thereafter the Company, except in the case of a lease, will be discharged from all obligations and covenants under the Indenture and the Notes.

EVENTS OF DEFAULT

  The following constitute "Events of Default" under the Indenture:

    (i) default in the payment of the principal of or premium, if any, on any of the Notes, whether such payment is due at maturity, upon redemption, upon repurchase pursuant to a Change of Control Offer or a Net Proceeds Offer, upon acceleration or otherwise; or

    (ii) default in the payment of any installment of interest and Liquidated Damages, if any, on any of the Notes, when it becomes due and payable, and the continuance of such default for a period of 30 days; or

    (iii) default in the performance or breach of the provisions of the "Merger, Consolidation and Sale of Assets" section of the Indenture, the failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Change of Control" covenant or the failure to make or consummate a Net Proceeds Offer in accordance with the provisions of the "Limitation on Disposition of Proceeds of Asset Sales" covenant; or

    (iv) the Company or any Subsidiary Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the Notes, any Subsidiary Guarantee or the Indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 30 days after written notice of such failure requiring the Company to remedy the same shall have been given
  (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

    (v) the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of (or premium, if any, on) or interest on any Indebtedness of the Company (other than the Notes) or any Restricted Subsidiary for money borrowed when due, or any other default causing acceleration of any Indebtedness of the Company or any Restricted Subsidiary for money borrowed, provided that the aggregate principal amount of such Indebtedness shall exceed $5,000,000; provided further that if any such default is cured or waived or any such acceleration rescinded, or such debt is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; or

    (vi) the commencement of proceedings, or the taking of any enforcement action (including by way of set-off), by any holder of at least $5,000,000 in aggregate principal amount of Indebtedness of the Company or any Restricted Subsidiary, after a default under such Indebtedness, to retain in satisfaction of such Indebtedness or to collect or seize, dispose of or apply in satisfaction of such Indebtedness, property or assets of the Company or any Restricted Subsidiary having a fair market value (as determined by the Board of Directors of the Company and evidenced by a board resolution) in excess of $5,000,000 individually or in the aggregate, provided that if any such proceedings or actions are terminated or rescinded, or such Indebtedness is repaid, such Event of Default under the Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as (a) such rescission does not conflict with any judgment or decree and (b) the holder of such Indebtedness shall not have applied any such property or assets in satisfaction of such Indebtedness; or

    (vii) any Subsidiary Guarantee shall for any reason cease to be, or be asserted by the Company or any Subsidiary Guarantor, as applicable, not to be, in full force and effect, enforceable in accordance with its terms (except pursuant to the release of any such Subsidiary Guarantee in accordance with the Indenture); or

    (viii) certain events giving rise to ERISA liability; or

    (ix) final judgments or orders rendered against the Company or any Restricted Subsidiary that are unsatisfied and that require the payment in money, either individually or in an aggregate amount, that is more than $5,000,000 over the coverage under applicable insurance policies and either
  (i) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of pending appeal or otherwise) or (ii) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect; or

    (x) the entry of a decree or order by a court having jurisdiction in the premises (A) for relief in respect of the Company or any Restricted Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) adjudging the Company or any Restricted Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Company or a Restricted Subsidiary under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Restricted Subsidiary or of a substantial part of their consolidated assets, or ordering the winding up or liquidation of their affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

    (xi) the commencement by the Company or any Restricted Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by the Company or any Restricted Subsidiary to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Company or any Restricted Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of the Company or any Restricted Subsidiary or of any substantial part of their consolidated assets, or the making by it of an assignment for the benefit of creditors under any such law, or the admission by it in writing of its inability to pay its debts generally as they become due or taking of corporate action by the Company or any Restricted Subsidiary in furtherance of any such action.

  If an Event of Default (other than as specified in clause (x) or (xi) above) shall occur and be continuing, the Trustee, by written notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued interest and Liquidated Damages, if any, on all of the outstanding Notes due and payable immediately, upon which declaration all amounts payable in respect of the Notes shall be immediately due and payable. If an Event of Default specified in clause (x) or (xi) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any holder of Notes.

  After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration if (a) the Company or any Subsidiary Guarantor has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes, (iii) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes which has become due otherwise than by such declaration of acceleration;
(b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the nonpayment of principal of, premium, if any, and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived.

  Under certain circumstances described in the Indenture, in the event of a declaration of acceleration in respect of the Notes because of an Event of Default specified in clauses (v) or (vi) above shall have occurred and be continuing, such declaration of acceleration and any consequential acceleration shall be automatically rescinded if the Indebtedness that is the subject of such Event of Default has been repaid, or if the default relating to such Indebtedness is waived or cured and if such Indebtedness had been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

  The holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the holders of all the Notes waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.

  No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and offer of indemnity and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

  During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Noteholders unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

  If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Default or Event of Default within 60 days after the occurrence thereof; provided, however, that in case of a Default of the type listed in clause (v) above, no notice to Holders shall be given until at least 60 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its Trust Officers in good faith determines that withholding the notice is in the interest of the Noteholders.

  The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company and the Subsidiary Guarantors of its obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within ten days of any Default.

LEGAL DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  The Company may, at its option and at any time, terminate the obligations of the Company and the Subsidiary Guarantors with respect to the outstanding Notes ("legal defeasance"). Such legal defeasance means that the Company and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, on and interest and Liquidated Damages, if any, on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Subsidiary Guarantor with respect to certain covenants that are set forth in the Indenture, some of which are described under "--Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

  In order to exercise either legal defeasance or covenant defeasance, (i) the Company or any Subsidiary Guarantor must irrevocably deposit, with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, on and interest and Liquidated Damages, if any, on the outstanding Notes to redemption or maturity; (ii) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred (in the case of legal defeasance, such opinion must refer to and be based upon a published ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (iv) such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest under the Indenture or the Trust Indenture Act with respect to any securities of the Company or any Subsidiary Guarantor, (v) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture to either legal defeasance or covenant defeasance, as the case may be, have been complied with and that no violations under agreements governing any other outstanding Indebtedness would result therefrom.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the serving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amounts sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of (and premium, if any, on) and interest and Liquidated Damages, if any, on the Notes to the date of deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be, (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENTS AND WAIVERS

  From time to time, the Company and the Trustee may, without the consent of the Noteholders, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act of 1939, or making any change that does not adversely affect the rights of any Noteholder. Other amendments and modifications of the Indenture or the Notes may be made by the Company, the Subsidiary Guarantors and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on any Note, (b) reduce the principal amount of (or the premium, if any, on) or interest on any Note, (c) change the coin or currency of payment of principal of (or the premium, if any, on) or interest on, any Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (e) reduce the above-stated percentage of aggregate principal amount of outstanding Notes necessary to modify or amend the Indenture, (f) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults,
(g) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified, (h) modify any provision of the Indenture relating to the Subsidiary Guarantees in a manner adverse to the Holders, or (i) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate the Net Proceeds Offer with respect to any Asset Sale or modify any of the provisions or definitions with respect thereto.

  The Holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The Holders of a majority in aggregate principal amount of the outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal (or premium, if any, on) or interest on the Notes.

THE TRUSTEE

  The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

  The Indenture and provisions of the Trust Indenture Act of 1939, as amended, contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

GOVERNING LAW

  The Indenture, the Notes and the Subsidiary Guarantees provide that they will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

BOOK-ENTRY, DELIVERY AND FORM

  A portion of the Old Notes was represented initially by a single global Note (the "Global Old Note") that was deposited with, or on behalf of, The Depository Trust Company ("DTC"). The Global Old Note is registered in the name of Cede & Co., as nominee of the DTC, and beneficial interests in the Global Old Note are shown on, and transfers thereof are effected only through, records maintained by DTC and its participants. Except as provided below, the New Notes also will be issued in the form of one or more global Notes (the "Global New Notes" and, together with the Global Old Note, the "Global Notes"). The Global New Notes will be deposited on the original date of issuance of the New Notes with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. The interest of beneficial owners of Notes in the Global Notes will be represented through financial institutions acting on their behalf as direct or indirect participants of DTC.

  Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the

Global Notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

  So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the applicable procedures of DTC and, if applicable, Cedel, societe anonyme ("Cedel"), and Morgan Guaranty Trust Company of New York, as operator of the Euroclear system ("Euroclear") (in addition to those under the Indenture).

  Payments on Global Notes will be made to DTC, or its nominee, as the registered owner thereof. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that DTC or its nominee, upon receipt of any payment in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. The laws of some states require that certain Persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants (as defined below) and certain banks, the ability of a Person having a beneficial interest in a Global Note to pledge such interest to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.

  DTC has advised the Company as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the Commission. Although DTC, Euroclear and Cedel are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or the participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

  Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon request to the Company or the Trustee, exchange such beneficial interest for Notes represented by Certificates in definitive form registered in the name of such Person or such Person's nominee ("Certificated Notes"). Upon any such issuance, the Trustee is required to register such Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). In addition, if (i) DTC notifies the Company in writing that it is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Notes under the Indenture, then, upon surrender by DTC of its Global Note, Certificated Notes will be issued to each Person that DTC identifies as the beneficial owner of the related Notes.

  Neither the Company nor the Trustee will be liable for any delay by DTC in identifying the beneficial owners of the related Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  In connection with the initial issuance and sale of the Old Notes, the Company entered into the Registration Rights Agreement pursuant to which the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Notes. If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, (ii) any Noteholder notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, (iii) for any other reason the Exchange Offer Registration Statement is not declared effective within 120 days after the original issuance of the Old Notes (the "Closing Date") or the Exchange Offer is not consummated within 30 business days after the effectiveness of the Exchange Offer Registration Statement or (iv) at the request of Lehman Brothers Inc. under certain conditions, then the Company will file with the Commission a Shelf Registration Statement to cover resales of the Old Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

  The Registration Rights Agreement provides that to the extent permitted by applicable law or Commission policy, the Company will use its reasonable best efforts to (i) file an Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Closing Date, (ii) have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 120 days after the Closing Date, (iii) consummate the Exchange Offer on the earliest practicable date after the Exchange Offer Registration Statement is declared effective by the Commission, but not later than 30 business days thereafter and (iv) if obligated to file the Shelf Registration Statement, file the Shelf Registration Statement with the Commission as promptly as practicable, cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 90 days after such obligation arises and keep the Shelf Registration Statement effective for two years or such shorter period ending when all of the Notes have been sold thereunder. If
(a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified above for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or use of the prospectus is suspended in connection with resales of Old Notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Old Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Old Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Old Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Old Notes; provided that Liquidated Damages will not accrue for more than one Registration Default at any given time. All accrued Liquidated Damages will be paid by the Company on each Interest Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Old Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Noteholders will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

CERTAIN DEFINITIONS

  "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Asset Acquisition from such Person, (b) outstanding at the time such Person becomes a Subsidiary of any other Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Asset Acquisition or such Person becoming such a Subsidiary) or (c) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by the Company of any Indebtedness described in clause (a) or (b) of this definition, including any successive refinancings, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, and (B) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced and (C) such new Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity later than the final Stated Maturity of the Notes.

  "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of the Company's most recently completed fiscal year, as increased by, as of the date of determination, the estimated discounted future net revenues from (A) estimated proved oil and gas reserves acquired since the date of such year-end reserve report, and (B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (C) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and (D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (A) through

(D), such increases and decreases shall be as estimated by the Company's petroleum engineers, unless in the event that there is a Material Change as a result of such acquisitions, dispositions or revisions, then the discounted future net revenues utilized for purposes of this clause (a)(i) shall be confirmed in writing by a nationally recognized firm of independent petroleum engineers, (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (iv) the greater of (A) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements or (B) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company's latest audited financial statements, minus (b) the sum of (i) minority interests (other than a minority interest in a Subsidiary that is a business trust or similar entity formed for the primary purpose of issuing preferred securities the proceeds of which are loaned to the Company or a Restricted Subsidiary), (ii) any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements, (iii) to the extent included in
(a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company's year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto and (iv) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto. If the Company changes its method of accounting from the successful efforts method to the full cost method or a similar method of accounting, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if the Company were still using the successful efforts method of accounting.

  "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of this definition, beneficial ownership of 10% or more of the voting common equity (on a fully diluted basis) or options or warrants to purchase such equity (but only if exercisable at the date of determination or within 60 days thereof) of a Person shall be deemed to constitute control of such Person. No Person shall be deemed an Affiliate of an oil and gas royalty trust solely by virtue of ownership of units of beneficial interest in such trust.

  "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or any Restricted Subsidiary shall be merged with or into the Company or any Restricted Subsidiary or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person or any division or line of business of such Person.

  "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or any of its Restricted Subsidiaries (including, without limitation, by means of a Sale/Leaseback Transaction or by way of merger or consolidation) (collectively, for purposes of this definition, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary held by the Company or any Restricted Subsidiary; (b) all or substantially all of the properties and assets of any division or line of business of the Company or any of its Restricted Subsidiaries; or

(c) any other properties or assets of the Company or any of its Restricted Subsidiaries other than a disposition of hydrocarbons or other mineral products in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any transfer of properties or assets that is governed by, and made in accordance with, the provisions described under "Merger, Consolidation and Sale of Assets, Etc.;"
(ii) any transfer of properties or assets to an Unrestricted Subsidiary, if permitted under the provisions described under "Limitation on Restricted Payments"; (iii) any trade or exchange of oil and gas properties or shares of Capital Stock in any corporation in the Oil and Gas Business owned by the Company or any Restricted Subsidiary for oil and gas properties owned or held by another Person provided that (x) the fair market value of the properties or shares traded or exchanged by the Company or such Restricted Subsidiary (including any cash or Cash Equivalents, not to exceed 15% of such fair market value, to be delivered by the Company or such Restricted Subsidiary) is reasonably equivalent to the fair market value of the properties (together with any cash or Cash Equivalents, not to exceed 15% of such fair market value) to be received by the Company or such Restricted Subsidiary as determined in good faith by (A) any officer of the Company if such fair market value is less than $5,000,000 and (B) the Board of Directors of the Company as certified by a certified resolution delivered to the Trustee if such fair market value is equal to or in excess of $5,000,000; provided that if such resolution indicates that such fair market value is equal to or in excess of $10,000,000 such resolution shall be accompanied by a written appraisal by a nationally recognized investment banking firm or appraisal firm, in each case specializing or having a speciality in oil and gas properties, and (y) such exchange is approved by a majority of the Disinterested Directors of the Company; or (iv) any transfer of properties or assets having a fair market value of less than $2,000,000.

  "Attributable Indebtedness" means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date of determination at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the "net amount of rent" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

  "Average Life" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of (i) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

  "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

  "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of 365 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above; and (v) overnight bank deposits and bankers' acceptances at any commercial bank meeting the qualifications specified in clause (ii) above.

  "Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d)(3) or 14(d)(2) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 40% of the total voting power of the outstanding Voting Stock of the Company;
(b) the Company is merged with or into or consolidated with another Person and, immediately after giving effect to the merger or consolidation, (A) less than 50% of the total voting power of the outstanding Voting Stock of the surviving or resulting Person is then "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by (x) the stockholders of the Company immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the stockholders of the Company entitled to vote with respect to such merger or consolidation, the stockholders of the Company as of such record date and (B) any "person" or "group" (as such terms are used in Sections 13(d)(3) or 14(d)(2) of the Exchange Act) has become the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 40% of the total voting power of the Voting Stock of the surviving or resulting Person; (c) the Company, either individually or in conjunction with one or more Restricted Subsidiaries, sells, conveys, transfers or leases, or the Restricted Subsidiaries sell, convey, transfer or lease, all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries, to any Person (other than the Company or a Wholly Owned Restricted Subsidiary); (d) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (e) the liquidation or dissolution of the Company.

  "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income, in each case, for such period, of the Company and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, to (b) the sum of such Consolidated Interest Expense for such period; provided that (i) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with clause (x) of the "Limitation on Indebtedness" covenant and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, (ii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with clause (x) of the

"Limitation on Indebtedness" covenant shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (iii) notwithstanding clauses (i) and (ii) of this proviso, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements and (iv) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments.

  "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means, for any period, without duplication, the sum of (i) the interest expense of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all accrued interest, in each case to the extent attributable to such period, (ii) to the extent any Indebtedness of any Person (other than the Company or a Restricted Subsidiary) is guaranteed by the Company or any Restricted Subsidiary, the aggregate amount of interest paid or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period, (iii) the aggregate amount of the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iv) the aggregate amount of dividends paid or accrued on Redeemable Capital Stock or Preferred Stock of the Company and its Restricted Subsidiaries, to the extent such Redeemable Capital Stock or Preferred Stock is owned by Persons other than Restricted Subsidiaries.

  "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding (a) net after-tax extraordinary gains or losses (less all fees and expenses relating thereto),
(b) net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the net income (or net loss) of any Person (other than the Company or any of its Restricted Subsidiaries), in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or its Restricted Subsidiaries in cash by such other Person during such period (regardless of whether such cash dividends, distributions or interest on indebtedness is attributable to net income (or net loss) of such Person during such period or during any prior period), (d) net income (or net loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (f) income resulting from transfers of assets received by the Company or any Restricted Subsidiary from an Unrestricted Subsidiary and (g) any write-downs of non-current assets; provided, however, that any ceiling limitation write-downs under SEC guidelines shall be treated as capitalized costs, as if such write-downs had not occurred.

  "Consolidated Net Worth" means, at any date, the consolidated stockholders' equity of the Company less the amount of such stockholders' equity attributable to Redeemable Capital Stock or treasury stock of the Company and its Restricted Subsidiaries, as determined in accordance with GAAP.

  "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, depletion, amortization, impairment and other non-cash expenses (including any exploration expense) of the Company and its Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge which requires an accrual of or reserve for cash charges for any future period).

  "Credit Agreement" means the Revolving Credit Agreement dated May 28, 1997 among the Company and Morgan Guaranty Trust Company of New York and NationsBank of Texas, N.A., as co-agents, and the other banks specified therein, as such agreement may be amended, modified, supplemented, extended, restated, replaced (including replacement after the termination of such agreement), restructured, increased, renewed or refinanced from time to time in one or more credit agreements, loan agreements, instruments or similar agreements, as such may be further amended, modified, supplemented, extended, restated, replaced (including replacement after the termination of such agreement), restructured, increased, renewed or refinanced from time to time.

  "Credit Agreement Obligations" means all monetary obligations of every nature of the Company or a Restricted Subsidiary, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, from time to time owed to the lenders or any agent under or in respect of the Credit Agreement.

  "Default" means any event, act or condition that is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Senior Indebtedness" means (i) all Senior Indebtedness constituting Credit Agreement Obligations and (ii) any other Senior Indebtedness which (a) at the time of incurrence equals or exceeds $10,000,000 in aggregate principal amount and (b) is specifically designated by the Company in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" for purpose of the Indenture.

  "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors of the Company is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of the Company) in or with respect to such transaction or series of transactions.

  "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

  "Event of Default" has the meaning set forth above under the caption "Events of Default."

  "GAAP" means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable as of the date of the Indenture.

  "Guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. When used as a verb, "guarantee" shall have a corresponding meaning.

  "Guarantor Senior Indebtedness" means all Indebtedness of a Subsidiary Guarantor created, incurred, assumed or guaranteed by such Subsidiary Guarantor (and all renewals, substitutions, refinancings or replacements thereof) (including the principal of, interest on and fees, premiums, expenses (including costs of collection), indemnities and other amounts payable in connection with, such Indebtedness) (and including, in the case of the Credit Agreement, interest accruing after the filing of a petition by or against such Subsidiary Guarantor under any bankruptcy law, in accordance with and at the rate, including any default rate, specified with respect to such Indebtedness, whether or not a claim for such interest is allowed as a claim after such filing in any proceeding under such bankruptcy law), unless the instrument governing such Indebtedness expressly provides that such Indebtedness is not senior in right of payment to its Subsidiary Guarantee. Notwithstanding the foregoing, Guarantor Senior Indebtedness of a Subsidiary Guarantor will not include (i) Indebtedness of such Subsidiary Guarantor evidenced by its Subsidiary Guarantee, (ii) Indebtedness of such Subsidiary Guarantor that is expressly subordinated or junior in right of payment to any Guarantor Senior Indebtedness of such Subsidiary Guarantor or its Subsidiary Guarantee, (iii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is by its terms without recourse to such Subsidiary Guarantor, (iv) any repurchase, redemption or other obligation in respect of Redeemable Capital Stock of such Subsidiary Guarantor, (v) to the extent it might constitute Indebtedness, any liability for federal, state, local or other taxes owed or owing by such Subsidiary Guarantor, (vi) Indebtedness of such Subsidiary Guarantor to the Company or any of the Company's other Subsidiaries or any other Affiliate of the Company or any of such Affiliate's Subsidiaries, and
(vii) that portion of any Indebtedness of such Subsidiary Guarantor which at the time of issuance is issued in violation of the Indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (vii) if the holder(s) of such Indebtedness or their representative or such Subsidiary Guarantor shall have furnished to the Trustee an opinion of counsel unqualified in all material respects of independent legal counsel, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon a certificate of such Subsidiary Guarantor) to the effect that the incurrence of such Indebtedness does not violate the provisions of such Indenture); provided that the foregoing exclusions shall not affect the priorities of any Indebtedness arising solely by operation of law in any case or proceeding or similar event described in clause (a), (b) or
(c) of the second paragraph of "--Subordination."

  "Holder" or "Noteholder" means a Person in whose name a Note is registered in the Note Register and, after the Exchange Offer, a person in whose name an Exchange Note is registered in the Note Register.

  "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, bankers' acceptance or other similar credit transaction and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (c) all Indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) the Attributable Indebtedness (in excess of any related Capitalized Lease Obligations) related to any Sale/Leaseback Transaction of such Person, (f) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (g) all guarantees by such Person of Indebtedness referred to in this definition (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment), (h) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (i) all obligations of such Person under or in respect of currency exchange contracts and Interest Rate Protection Obligations and (j) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of such Person of the types referred to in clauses (a) through (i) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock, provided, however, that if such Redeemable Capital Stock is not at the date of determination permitted or required to be repurchased, the "maximum fixed repurchase price" shall be the book value of such Redeemable Capital Stock. Subject to clause (g) of the first sentence of this definition, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

  "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and includes, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person's and any of its Subsidiaries' exposure to fluctuations in interest rates.

  "Investment" means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time. "Investments" shall exclude (a) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and (b) Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any Indebtedness incurred in compliance with the "Limitation on Indebtedness" covenant, but only to the extent that the notional principal amount of such Interest Rate Protection Obligations does not exceed 105% of the principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate and (c) bonds, notes, debentures or other securities received in compliance with the "Limitation on Disposition of Proceeds of Asset Sales" covenant.

  "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

  "Liquidated Damages" has the meaning set forth under the caption "Registration Rights; Liquidated Damages."

  "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices) of more than 50% during a fiscal quarter in the estimated discounted future net cash flows from proved oil and gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (a) (i) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material
Change: (i) any acquisitions during the quarter of oil and gas reserves that have been estimated by a nationally recognized firm of independent petroleum engineers and on which a report or reports exist and (ii) any disposition of properties held at the beginning of such quarter that have been disposed of as provided in the "Limitation on Disposition of Proceeds of Asset Sales" covenant.

  "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as provided therein or in the Indenture, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

  "Moody's" means Moody's Investors Service, Inc. and its successors.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Cash Proceeds.

  "Net Working Capital" means (i) all current assets of the Company and its Restricted Subsidiaries, minus (ii) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in financial statements of the Company prepared in accordance with GAAP.

  "Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness of the Company or a Restricted Subsidiary incurred in connection with the acquisition by the Company or a Restricted Subsidiary of any property or assets and as to which (a) the holders of such Indebtedness agree that they will look solely to the property or assets so acquired and securing such Indebtedness for payment on or in respect of such Indebtedness and (b) no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms thereof, any holder of any Indebtedness of the Company or a Restricted Subsidiary to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Note Register" means the register maintained by or for the Company in which the Company shall provide for the registration of the Notes and, after the Exchange Offer, the Exchange Notes and of transfer of the Notes and the Exchange Notes.

  "Note Obligations" means any principal of, premium, if any, and interest on, and any other amounts (including, without limitation, any payment obligations with respect to the Notes as a result of any Asset Sale, Change of Control or redemption) owing in respect of, the Notes payable pursuant to the terms of the Notes or the Indenture or upon acceleration of the Notes.

  "Oil and Gas Business" means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (ii) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties, (iii) any business relating to or arising from exploration for or development, production, treatment, processing, storage, refining, transportation or marketing of oil, gas and other minerals and products produced in association therewith, and (iv) any activity necessary, appropriate or incidental to the activities described in the foregoing clauses (i) through (iii) of this definition.

  "Pari Passu Indebtedness" means any Indebtedness of the Company that is pari passu in right of payment to the Notes.

  "Permitted Indebtedness" means any of the following:

    (i) Indebtedness of the Company under one or more bank credit or revolving credit facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (A) $410,000,000 and (B) an amount equal to the sum of (x) $200,000,000 and (y) 20% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness (such greater amount being referred to as the "Adjusted Maximum Credit Amount") (plus interest and fees under such facilities), less any amounts derived from Asset Sales and applied to the required permanent reduction of Senior Indebtedness (and a permanent reduction of the related commitment to lend or amount available to be reborrowed in the case of a revolving credit facility) under such credit facilities as contemplated by the "Limitation on Disposition of Proceeds of Asset Sales" covenant (the "Maximum Credit Amount") (with the Maximum Credit Amount to be an aggregate maximum amount for the Company and all Restricted Subsidiaries, pursuant to clause (i) of the definition of "Permitted Subsidiary Indebtedness"), and any renewals, amendments, extensions, supplements, modifications, deferrals, refinancings or replacements (each, for purposes of this clause, a "refinancing") thereof by the Company, including any successive refinancings thereof by the Company, so long as the aggregate principal amount of any such new Indebtedness, together with the aggregate principal amount of all other Indebtedness outstanding pursuant to this clause (i) (and clause (i) of the definition of "Permitted Subsidiary Indebtedness"), shall not at any one time exceed the Maximum Credit Amount;

    (ii) Indebtedness of the Company under the Notes;

    (iii) Indebtedness of the Company outstanding on the date of the Indenture (and not repaid or defeased with the proceeds of the offering of the Old Notes);

    (iv) obligations of the Company pursuant to Interest Rate Protection Obligations, but only to the extent such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; obligations under currency exchange contracts entered into in the ordinary course of business; and hedging arrangements that the Company enters into in the ordinary course of business for the purpose of protecting its production against fluctuations in oil or natural gas prices;

    (v) Indebtedness of the Company to any Restricted Subsidiaries;

    (vi) in-kind obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

    (vii) Indebtedness in respect of bid, performance or surety bonds issued or other reimbursement obligations for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guarantees and letters of credit supporting such bid, performance, surety bonds or other reimbursement obligations (in each case other than for an obligation for money borrowed);

    (viii) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by the Company of any Indebtedness of the Company other than Indebtedness incurred pursuant to clauses (iv), (vii) and (viii) of this definition, including any successive refinancings by the Company, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, and (B) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced and
  (C) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity equal to or later than the final Stated Maturity of the Indebtedness being refinanced;

    (ix) Non-Recourse Indebtedness; and

    (x) other Indebtedness of the Company in an aggregate principal amount not in excess of $25,000,000 at any one time outstanding.

  "Permitted Investments" means any of the following: (i) Investments in Cash Equivalents; (ii) Investments in the Company or any of its Restricted Subsidiaries; (iii) Investments in an amount not to exceed 5% of Adjusted Consolidated Net Tangible Assets determined as of the date of the making or incurrence of such Permitted Investment at any one time outstanding; (iv) Investments by the Company or any of its Restricted Subsidiaries in another Person, if as a result of such Investment (A) such other Person becomes a Restricted Subsidiary of the Company or (B) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary; (v) entry into operating agreements, joint ventures, partnership agreements, working interests; royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business; (vi) entry into any hedging arrangements in the ordinary course of business for the purpose of protecting the Company's or any Restricted Subsidiary's production against fluctuations in oil or natural gas prices; (vii) Investments in units of any oil and gas royalty trust; or (viii) entry into a joint venture or partnership agreement in connection with ownership and operation of office and building real estate and related assets owned by the Company or any Restricted Subsidiary and contribution of such assets to such entity.

  "Permitted Liens" means the following types of Liens:

    (a) Liens existing as of the date the Old Notes were first issued;

    (b) Liens securing the Notes;

    (c) Liens in favor of the Company or a Subsidiary Guarantor;

    (d) Liens securing Senior Indebtedness or Guarantor Senior Indebtedness;

    (e) Liens for taxes, assessments and governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

    (f) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

    (g) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, leases, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters);

    (h) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

    (i) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted
  Subsidiaries;

    (j) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

    (k) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of the Subsidiaries;

    (l) Liens securing obligations under hedging agreements that the Company or any Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting its production against fluctuations in oil or natural gas prices;

    (m) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

    (n) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

    (o) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

    (p) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

    (q) Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under this Indenture;

    (r) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development or operation thereof;

    (s) Liens on pipeline or pipeline facilities which arise out of operation of law;

    (t) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements which are customary in the Oil and Gas Business;

    (u) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

    (v) Liens constituting survey exceptions, encumbrances, easements, or reservations of, or rights to others for, rights-of-way, zoning or other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of Property or services, and in the aggregate do not materially adversely affect the value of Property of the Company and the Restricted Subsidiaries, taken as a whole, or materially impair the use of such Properties for the purposes for which such Properties are held by the Company or any Restricted Subsidiaries; and

    (w) Liens securing Non-Recourse Indebtedness; provided, however, that the related Non-Recourse Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets acquired by the Company with the proceeds of such Non-Recourse Indebtedness.

Notwithstanding anything in clauses (a) through (w) of this definition, the term "Permitted Liens" does not include any Liens resulting from the creation, incurrence, issuance, assumption or guarantee of any Production Payments other than Production Payments that are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 30 days after, the acquisition of the properties or assets that are subject thereto.

  "Permitted Subsidiary Indebtedness" means any of the following:

    (i) Indebtedness of any Restricted Subsidiary under one or more bank credit or revolving credit facilities (and "refinancings" thereof) in an amount at any one time outstanding not to exceed the Maximum Credit Amount (in the aggregate for all Restricted Subsidiaries and the Company, pursuant to clause (i) of the definition of "Permitted Indebtedness");

    (ii) Indebtedness of any Restricted Subsidiary outstanding on the date of the Indenture;

    (iii) obligations of any Restricted Subsidiary pursuant to Interest Rate Protection Obligations, but only to the extent such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; and hedging arrangements that any Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting its production against fluctuations in oil or natural gas prices;

    (iv) the Subsidiary Guarantees (and any assumption of the obligations guaranteed thereby);

    (v) Indebtedness of any Restricted Subsidiary relating to guarantees by such Restricted Subsidiary of Permitted Indebtedness pursuant to clause (i) of the definition of "Permitted Indebtedness;"

    (vi) in-kind obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

    (vii) Indebtedness in respect of bid, performance or surety bonds or other reimbursement obligations issued for the account of any Restricted Subsidiary in the ordinary course of business, including guarantees and letters of credit supporting such bid, performance, surety bonds or other reimbursement obligations (in each case other than for an obligation for money borrowed);

    (viii) Indebtedness of any Restricted Subsidiary to any other Restricted Subsidiary or to the Company;

    (ix) Indebtedness relating to guarantees by any Restricted Subsidiary permitted to be incurred pursuant to paragraph (a) of the "Limitation on Non-Guarantor Restricted Subsidiaries" covenant;

    (x) Non-Recourse Indebtedness; and

    (xi) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by any Restricted Subsidiary of any Indebtedness of such Restricted Subsidiary, including any successive refinancings by such Restricted Subsidiary, so long as (x) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of expenses of such Subsidiary incurred in connection with such refinancing and (y) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity equal to or later than the final Stated Maturity of the Indebtedness being refinanced.

  "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the Indenture, including, without limitation, all classes and series of preferred or preference stock of such Person.

  "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

  "Public Equity Offering" means an underwritten public offering for cash by the Company of its Qualified Capital Stock pursuant to a registration statement that has been declared effective by the Commission (other than a registration statement on Form S-8 or any successor form or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

  "Public Market" exists at any time with respect to the Qualified Capital Stock of the Company if such Qualified Capital Stock of the Company is then
(a) registered with the Commission pursuant to Section 12(b) or 12(g) of the Exchange Act and (b) traded either on a national securities exchange or on the NASDAQ Stock Market.

  "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

  "Qualified Redemption Transaction" means a call for redemption of any Capital Stock or Subordinated Indebtedness (including any Subordinated Indebtedness accounted for as a minority interest of the Company that is held by a Subsidiary that is a business trust or similar entity formed for the primary purpose of issuing preferred securities the proceeds of which are loaned to the Company or a Restricted Subsidiary) that by its terms is convertible into common stock of the Company if on the date of notice of such call for redemption (A) a Public Market exists in the shares of common stock of the Company and (B) the average closing price on the Public Market for shares of common stock of the Company for the twenty trading days immediately preceding the date of such notice exceeds 120% of the conversion price per share (determined by reference to the redemption price) of common stock of the Company issuable upon conversion of the Capital Stock or Subordinated Indebtedness called for redemption.

  "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to 91 days after the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to 91 days after such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to 91 days after such final Stated Maturity.

  "Restricted Subsidiary" means any Subsidiary of the Company, whether existing on or after the date of the Indenture, unless such Subsidiary of the Company is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the Indenture.

  "S&P" means Standard and Poor's Rating Group, a division of McGraw Hill, Inc., and its successors.

  "Sale/Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which properties or assets are sold or transferred by such Person or a Subsidiary of such Person and are thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries.

  "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of the Company (including, in the case of the Credit Agreement, interest accruing after the filing of a petition by or against the Company under any bankruptcy law, in accordance with and at the rate, including any default rate, specified with respect to such indebtedness, whether or not a claim for such interest is allowed as a claim after such filing in any proceeding under such bankruptcy law), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Notwithstanding the foregoing, "Senior Indebtedness" shall not include
(a) Indebtedness evidenced by the Notes, (b) Indebtedness that is expressly subordinate or junior in right of payment to any Senior Indebtedness of the Company, (c) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is by its terms without recourse to the Company, (d) any repurchase, redemption or other obligation in respect of Redeemable Capital Stock of the

Company, (e) to the extent it might constitute Indebtedness, any liability for federal, state, local or other taxes owed or owing by the Company, (f) Indebtedness of the Company to a Subsidiary of the Company or any other Affiliate of the Company or any of such Affiliate's Subsidiaries, and (g) that portion of any Indebtedness of the Company which at the time of issuance is issued in violation of the Indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (g) if the holder(s) of such Indebtedness or their representative or the Company shall have furnished to the Trustee an opinion of counsel unqualified in all material respects of independent legal counsel, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon a certificate of the Company) to the effect that the incurrence of such Indebtedness does not violate the provisions of such Indenture); provided that the foregoing exclusions shall not affect the priorities of any Indebtedness arising solely by operation of law in any case or proceeding or similar event described in clause (a), (b) or (c) of the second paragraph of "--Subordination."

  "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness or any installment of interest thereon, means the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

  "Subordinated Indebtedness" means Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

  "Subsidiary" means, with respect to any Person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

  "Subsidiary Guarantee" means any guarantee of the Notes by (i) any Subsidiary Guarantor in accordance with the provisions set forth in "Subsidiary Guarantees of the Notes" and (ii) any Restricted Subsidiary in accordance with the provisions set forth in the "Limitation on Non-Guarantor Restricted Subsidiaries" covenant.

  "Subsidiary Guarantor" means (i) each of the Company's Restricted Subsidiaries that becomes a guarantor of the Notes in compliance with the provisions described under "--Subsidiary Guarantees of the Notes" or the provisions of the "Limitation on Non-Guarantor Restricted Subsidiaries" covenant and (ii) each of the Company's Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture and to guarantee on an unsubordinated basis the payment of the Notes pursuant to the provisions described under "--Subsidiary Guarantees of the Notes."

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of the Company as provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company as an Unrestricted Subsidiary so long as (a) neither the Company nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of such Subsidiary, (b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (c) neither the Company nor any Restricted Subsidiary has made an Investment in such Subsidiary unless such Investment was made pursuant to, and in accordance with, the "Limitation on Restricted Payments" covenant (other than Investments of the type described in clause (iv) of the definition of Permitted Investments), and (d) such designation shall not result in the creation or imposition of any Lien on any of the Properties of the Company or any Restricted Subsidiary (other than any Permitted Lien or any Lien the creation or imposition of which shall have been in compliance with the "Limitation on Liens" covenant); provided, however, that with respect to clause (a), the Company or a Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if (x) such liability constituted a Permitted Investment or a Restricted Payment permitted by the "Limitation on Restricted Payments" covenant, in each case at the time of incurrence, or (y) the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Company could incur $1.00 of additional Indebtedness (not including the incurrence of Permitted Indebtedness) under the first paragraph of the "Limitation on Indebtedness" covenant and (iii) if any of the Properties of the Company or any of its Restricted Subsidiaries would upon such designation become subject to any Lien (other than a Permitted Lien), the creation or imposition of such Lien shall have been in compliance with the "Limitation on Liens" covenant.

  "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

  "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary to the extent all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than any directors qualifying shares mandated by applicable law, is owned directly or indirectly by the Company.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until February 5, 1998 (90 days from the date of this Prospectus), all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

  The Company has agreed that, without the prior written consent of Lehman Brothers Inc. on behalf of the Initial Purchasers, it will not, directly or indirectly, issue, sell, offer to sell, grant any option for the sale of or otherwise dispose of any debt securities of the Company (other than the New Notes) on or before January 19, 1998.

                                 LEGAL MATTERS

  Certain legal matters with respect to the New Notes offered hereby will be passed on for the Company by Kelly, Hart & Hallman, a professional corporation, Fort Worth, Texas.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The consolidated financial statements of Cross Timbers Oil Company as of December 31, 1996 and 1995, and for the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                     GLOSSARY OF CERTAIN OIL AND GAS TERMS

  Wherever used herein, the following terms shall have the meanings specified.

  Bbl--One stock tank barrel, or 42 US gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

  BOE--Barrels of oil equivalent (converting six Mcf of natural gas to one Bbl of oil).

  Bcf--One billion cubic feet, used herein in reference to natural gas or carbon dioxide.

  Btu--British Thermal Unit.

  Developed Acreage--Acres which are allocated or assignable to producing wells or wells capable of production.

  Development Well--A well drilled within the proved area of an oil and natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

  Dry Well--A well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or natural gas well.

  EBITDA--Earnings (excluding discontinued operations and charges resulting from changes in accounting) before interest expense, income taxes, depletion, depreciation and amortization, and the provision for impairment of oil and natural gas properties. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. EBITDA information has been included in this Offering Memorandum because EBITDA is a measure used by certain investors in determining historical ability to service indebtedness. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles as an indicator of operating performance or liquidity.

  Exploratory Well--A well drilled to find and produce oil or natural gas on an unproved area, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir, or to extend a known reservoir.

  Gross Acres or Gross Wells--The total acres or wells, as the case may be, in which a working interest is owned.

  Infill Well--A well drilled between known producing wells to better exploit the reservoir.

  MBOE--One thousand barrels of oil equivalent.

  Mcf--One thousand cubic feet, used herein in reference to natural gas or carbon dioxide.

  MMcf--One million cubic feet, used herein in reference to natural gas or carbon dioxide.

  Net Acres or Net Wells--The sum of the fractional working interests owned in gross acres or gross wells.

  NGL--Natural gas liquids.

  NYMEX--New York Mercantile Exchange.

  Oil and Natural Gas Lease--An instrument by which a mineral fee owner grants to lessee the right for a specific period of time to explore for oil and natural gas underlying the lands covered by the lease and the right to produce any oil and natural gas so discovered generally for so long as there is production in economic quantities from such lands.

  Overriding Royalty Interest--A fractional undivided interest in an oil and natural gas property entitling the owner to a share of oil and natural gas production, in addition to the usual royalty paid to the owner, free of costs of production.

  PDNP--Proved developed, nonproducing or behind the pipe reserves.

  Productive Well--A well that is producing oil or natural gas or that is capable of production.

  Proved Developed Reserves--Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

  Proved Reserves--The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

  Proved Undeveloped Reserves or PUD--Reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for completion.

  PV10%--The discounted future net cash flows for proved oil and natural gas reserves computed on the same basis as the Standardized Measure, but without deducting income taxes, which is not in accordance with generally accepted accounting principles. PV10% is an important financial measure for evaluating the relative significance of oil and natural gas properties and acquisitions, but should not be construed as an alternative to the Standardized Measure (as determined in accordance with generally accepted accounting principles).

  Recompletion--The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

  Royalty Interest--An interest in an oil and natural gas property entitling the owner to a share of oil and natural gas production free of costs of production.

  SEC--Securities and Exchange Commission.

  Secondary Recovery--A method of oil and natural gas extraction in which energy sources extrinsic to the reservoir are utilized.

  Standardized Measure--The estimated future net cash flows from proved oil and natural gas reserves computed using prices and costs, at the dates indicated, after income taxes and discounted at 10%.

  Undeveloped Acreage--Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

  Waterflood--The injection of water into a reservoir to fill pores vacated by produced fluids, thus maintaining reservoir pressure and assisting production.

  Working Interest--The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

  Workover--Operations on a producing well to restore or increase production.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AF-FAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECU-RITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECU-RITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                              ------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary.........................................................   1
Risk Factors...............................................................   9
The Exchange Offer.........................................................  11
Selected Historical Financial Data.........................................  19
Selected Reserve and Operating Data........................................  20
Recent Developments........................................................  21
Description of the Notes...................................................  23
Plan of Distribution.......................................................  59
Legal Matters..............................................................  59
Independent Public Accountants.............................................  59
Glossary of Certain Oil and Gas Terms......................................  60

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                                 $175,000,000

                                EXCHANGE OFFER

                                     LOGO

                           CROSS TIMBERS OIL COMPANY

                   8 3/4% SENIOR SUBORDINATED NOTES DUE 2009

                               ----------------

                                  PROSPECTUS

                               ----------------

                             NOVEMBER 7, 1997

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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

  All capitalized terms used and not defined in Part II of this Registration Statement shall have the meanings assigned to them in the Prospectus which forms a part of this Registration Statement.

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Registrant is incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law (the "DGCL"), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceeding so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action, that they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance for such persons. Article Nine of the Restated Certificate of Incorporation of the Registrant permits indemnification of directors and officers to the fullest extent permitted by
Section 145 of the DGCL. Reference is made to the Restated Certificate of Incorporation of the Registrant.

  Additionally, the Company has acquired directors and officers insurance in the amount of $10,000,000, which includes coverage for liability under the federal securities laws.

  Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provisions may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article Ten of the Registrant's Restated Certificate of Incorporation contains such a provision.

  The above discussion of the Registrant's Restated Certificate of Incorporation and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Restated Certificate of Incorporation and statutes.

ITEM 21(A). EXHIBITS.

  4.1 --Indenture, dated as of October 28, 1997, between the Company and The
       Bank of New York, as Trustee.*
  4.2 --Form of 8 3/4% Series A Senior Subordinated Notes due 2009.*
  4.3 --Form of 8 3/4% Series B Senior Subordinated Notes due 2009.*
  5.1 --Opinion of Kelly, Hart & Hallman, P.C. as to the legality of the Notes.*
 12.1 --Statement re: Computation of Ratios (incorporated by reference to Exhibit 12.1 to Annual Report on Form 10-K for the year ended December
       31, 1996).
 15.1 --Awareness Letter of Arthur Andersen LLP.*
 23.1 --Consent of Arthur Andersen LLP.
 23.2 --Consent of Kelly, Hart & Hallman, P.C. (set forth in their opinion filed as Exhibit 5.1).*

 23.3 --Consent of Miller and Lents, Ltd.*
 24.1 --Powers of attorney (set forth on the signature page hereof).*
 25.1 --Form T-1 Statement of Eligibility of Trustee under the Trust Indenture
       Act of 1939, as amended, of The Bank of New York.*
 99.1 --Form of Letter of Transmittal.*
 99.2 --Form of Notice of Guaranteed Delivery.*

--------

* Previously filed.

ITEM 22. UNDERTAKINGS.

  The undersigned hereby undertakes:

    (a) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
  Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (c) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    (d) that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF FORT WORTH, STATE OF TEXAS, ON NOVEMBER 6, 1997.

                                         Cross Timbers Oil Company

                                                /s/ J. Richard Seeds
                                         By: __________________________________

                                                  J. RICHARD SEEDS
                                              EXECUTIVE VICE PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                                      Director and
               *                       Chairman of the         November 6,
------------------------------------   Board (Principal         1997
           BOB R. SIMPSON              Executive Officer)

                                      Director, Vice
                  *                    Chairman of the         November 6,
------------------------------------   Board and                1997
          STEFFEN E. PALKO             President
                                       (Principal
                                       Executive Officer)

                                      Director, Executive
     /s/ J. Richard Seeds              Vice President          November 6,
------------------------------------                            1997
          J. RICHARD SEEDS

                                      Director
                  *                                            November 6,
------------------------------------                            1997
        J. LUTHER KING, JR.

                                      Director
                  *                                            November 6,
------------------------------------                            1997
          JACK P. RANDALL

                                      Director
                  *                                            November 6,
------------------------------------                            1997
          SCOTT G. SHERMAN

                                      Senior Vice
                  *                    President and           November 6,
------------------------------------   Chief Financial          1997
          LOUIS G. BALDWIN             Officer (Principal
                                       Financial Officer)

                                      Senior Vice
                  *                    President and           November 6,
------------------------------------   Controller               1997
         BENNIE G. KNIFFEN             (Principal
                                       Accounting
                                       Officer)

     /s/ J. Richard Seeds
*By: __________________________
       J. RICHARD SEEDS
       ATTORNEY IN FACT

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
   4.1   --Indenture, dated as of October 28, 1997, between the Company and The
          Bank of New York, as Trustee.*
   4.2   --Form of 8 3/4% Series A Senior Subordinated Notes due 2009.*
   4.3   --Form of 8 3/4% Series B Senior Subordinated Notes due 2009.*
   5.1   --Opinion of Kelly, Hart & Hallman, P.C. as to the legality of the
          Notes.*
  12.1   --Statement re: Computation of Ratios (incorporated by reference to
          Exhibit 12.1 to Annual Report on Form 10-K for the year ended
          December 31, 1996).
  15.1   --Awareness Letter of Arthur Andersen LLP.*
  23.1   --Consent of Arthur Andersen LLP.
  23.2   --Consent of Kelly, Hart & Hallman, P.C. (set forth in their opinion filed as Exhibit 5.1).*
  23.3   --Consent of Miller and Lents, Ltd.*
  24.1   --Powers of attorney (set forth on the signature page hereof).*
  25.1   --Form T-1 Statement of Eligibility of Trustee under the Trust
          Indenture Act of 1939, as amended, of The Bank of New York.*
  99.1   --Form of Letter of Transmittal.*
  99.2   --Form of Notice of Guaranteed Delivery.*

--------

* Previously filed.